EXECUTION VERSION
THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
dated as of June 3, 2011
among
AMB JAPAN FINANCE Y.K., as Initial Borrower,
PROLOGIS, L.P.
and
PROLOGIS, INC.,
as Guarantors,
THE BANKS LISTED HEREIN,
SUMITOMO MITSUI BANKING CORPORATION,
as Administrative Agent and Sole Lead Arranger and Bookrunner

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

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SCHEDULE 1	Commitments
SCHEDULE 1.1	Initial Qualified Borrowers
SCHEDULE 2.2	Project Information
SCHEDULE 2.17	Outstanding Letters of Credit
SCHEDULE 4.1(f)	Litigation
SCHEDULE 4.1(g)	Environmental
EXHIBIT A-1	Form of Note
EXHIBIT A-2	Form of TMK Qualified Borrower Undertaking
EXHIBIT B-1	YK Qualified Borrower Joinder Agreement
EXHIBIT B-2	TMK Qualified Borrower Joinder Agreement
EXHIBIT C	Form of Mortgage
EXHIBIT D	Form of TBI Pledge
EXHIBIT E	Form of Share Pledge
EXHIBIT F	Form of Consent
EXHIBIT G	Notices
EXHIBIT H	Form of Transfer Supplement
EXHIBIT I-1	Organizational and Structure Chart for Initial Qualified Borrowers
EXHIBIT I-2	Organizational and Structural Chart for AMB Japan Finance Y.K.
EXHIBIT J	Bank Commitment Increase Agreement
EXHIBIT K	New Bank Joinder Agreement
EXHIBIT L	Qualified Borrower Removal Notice/Form
EXHIBIT M	Form of Compliance Certificate

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Exhibit 10.2
THIRD AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
     THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of June 3, 2011, among AMB JAPAN FINANCE Y.K., as Initial Borrower (the “Initial Borrower”), PROLOGIS, L.P., as Guarantor (“Prologis”), PROLOGIS, INC., as Guarantor (“General Partner” and together with Prologis, each a “Guarantor” and collectively, the “Guarantors”), the BANKS listed on the signature pages hereof, SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent and Sole Lead Arranger and Bookrunner.
     WHEREAS, the Initial Borrower, the Initial Qualified Borrowers, Administrative Agent and certain of the Banks entered into the Existing Revolving Credit Agreement; and
     WHEREAS, the parties hereto have agreed to amend and restate the terms and conditions contained in the Existing Revolving Credit Agreement in their entirety as hereinafter set forth.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     I. On the Effective Date, the terms and conditions of the Existing Revolving Credit Agreement shall be restated in their entirety as set forth herein, as more fully set forth in Section 1.5, and the parties hereto shall thereafter comply with and be subject to all of the terms, covenants and conditions of this Agreement.
     II. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, and shall be deemed to be effective on the Effective Date.
     III. Any reference to the “Credit Agreement” or similar terms in any document executed in connection with the Existing Revolving Credit Agreement shall be deemed to refer to this Agreement.
     The parties hereto further agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. The following terms, as used herein, have the following meanings:
     “Adjusted EBITDA” means, for the Companies on a consolidated basis, net earnings before Preferred Dividends, plus amounts that have been deducted, and minus amounts that have been added, for the following (without duplication):

     (a) Non-recurring losses (gains) from Dispositions of assets (excluding Dispositions to any Property Fund and Dispositions to third parties in connection with the Companies’ development business);
     (b) Losses (gains) resulting from foreign currency exchange effects of settlement of Indebtedness and mark-to-market adjustments associated with (i) intercompany Indebtedness between Prologis and any of its Consolidated Subsidiaries and Unconsolidated Affiliates, (ii) third party Indebtedness of Prologis and its Consolidated Subsidiaries, and (iii) Swap Contracts (other than those entered into for purely speculative purposes);
     (c) Arrangement fees, amendment fees and costs incurred in connection with the negotiation, documentation, and/or closing of this Agreement and any amendment, supplement or other modification hereto;
     (d) Losses and charges from extraordinary, non-recurring and other unusual items (including fees and costs incurred in connection with the negotiation, documentation, and/or closing of each capital market offering, debt financing or amendments thereto, redemption or exchange of Indebtedness, business combination, acquisition, merger, disposition, recapitalization and consent solicitation);
     (e) Losses (gains) from early extinguishment of Indebtedness; and
     (f) Losses (earnings) attributable to Unconsolidated Affiliates;
     plus Allowed Unconsolidated Affiliate Earnings, plus all amounts deducted in calculating net earnings for Interest Expense (including cash and non-cash amounts), minority interests, provisions for taxes based on income (including deferred income taxes), provisions for unrealized gains and losses, depreciation and amortization and the effect of any other non-cash item. Notwithstanding the above, non-cash losses (gains) and any non-cash impairment of Investments, intangible assets, including goodwill, or other assets shall be added back to (in the case of write-downs, impairment charges, and losses) or deducted from (in the case of gains) Adjusted EBITDA to the extent deducted (added) in the calculation of net earnings or Adjusted EBITDA (but without duplication).
     “Administrative Agent” shall mean Sumitomo Mitsui Banking Corporation in its capacity as Administrative Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.
     “Administrative Questionnaire” means with respect to each Bank, an administrative questionnaire in the form prepared by Administrative Agent and submitted to Administrative Agent (with a copy to each Borrower) duly completed by such Bank.
     “Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the equity securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity securities or by contract or otherwise.
     “Agreement” shall mean this Third Amended and Restated Revolving Credit Agreement.
     “Allowed Unconsolidated Affiliate Earnings” means distributions (excluding extraordinary or non-recurring distributions) received in cash from Unconsolidated Affiliates.
     “Alternate Currency” shall have the meaning set forth in Section 9.5(d).
     “Annual Fronting Bank Fee” shall have the meaning set forth in Section 2.9(c).
     “Applicable Margin” means (a) at any time prior to the earlier of (x) October 3, 2011, and (y) the date on which Prologis has a long term unsecured senior debt rating from at least two of S&P, Moody’s and Fitch, a percentage per annum equal to (i) with respect to the Facility Fee, 0.300%, (ii) with respect to Yen LIBOR Loans and the Letter of Credit Fee, 1.400% and (iii) with respect to Base Rate Loans, 0.400% and (b) at any time thereafter, with respect to the applicable Borrowings, the applicable percentage per annum set forth in the table below opposite the applicable ratings of Prologis, determined in accordance with the following: If Prologis has all three of such ratings, then the Applicable Margin will be based on the higher of the S&P Rating and the Moody’s Rating. If Prologis has only two of such ratings, then the Applicable Margin will be based upon the higher of such ratings. If Prologis has only one or none of such ratings, then the highest Applicable Margin will apply.

				Yen LIBOR
Moody’s			Base Rate	Loans/ Letter
Rating	S&P Rating	Fitch Rating	Loans	of Credit Fees	Facility Fee
Less than Baa3 or not rated	Less than BBB- or not rated	Less than BBB- or not rated	1.050%	2.050%	0.450%
Baa3	BBB-	BBB-	0.650%	1.650%	0.350%
Baa2	BBB	BBB	0.400%	1.400%	0.300%
Baa1	BBB+	BBB+	0.250%	1.250%	0.250%
A3 or better	A- or better	A- or better	0.175%	1.175%	0.225%
     Each change in the Applicable Margin shall be effective commencing on the fifth Business Day following the earlier to occur of (A) Administrative Agent’s receipt of notice from General Partner, as required by Section 5.1(h), of an applicable change in the Moody’s Rating, the S&P Rating or the Fitch Rating and (B) Administrative Agent’s actual knowledge of an applicable change in the Moody’s Rating, the S&P Rating or the Fitch Rating.
     “Asset Liquidation Plan” means a plan that has been duly filed with the Director General of the Kanto Local Finance Bureau pursuant to Article 4 of TMK Law.
     “Assignee” has the meaning set forth in Section 9.6(c).

     “Bank” means each entity (other than a Loan Party) listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.
     “Bank Commitment Increase Agreement” means each Bank Commitment Increase Agreement, by and among Borrower, the Guarantors, Administrative Agent (on behalf of the Banks) and the applicable Bank which has agreed to increase its Commitment pursuant to the terms of Section 2.1(b), the form of which is attached hereto as Exhibit J.
     “Bank Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.
     “Base Rate” means, for any day, a rate per annum equal to the Prime Rate for such day. Each change in the Base Rate shall become effective automatically as of the opening of business on the date of such change in the Base Rate, without prior written notice to Borrower or Banks.
     “Base Rate Borrowing” has the meaning set forth in Section 1.3.
     “Base Rate Loan” means a Committed Loan to be made by a Bank as a Base Rate Loan in accordance with the provisions of this Agreement.
     “Borrower” means, collectively, Initial Borrower and any Qualified Borrower for so long as such entity is a Qualified Borrower hereunder.
     “Borrower Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become a Borrower Event of Default.
     “Borrower Event of Default” shall have the meaning set forth in Section 6.3.
     “Borrowing” has the meaning set forth in Section 1.3.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Tokyo, Japan or, for purposes of the determination of Yen LIBOR only, London are authorized by law to close.
     “Capital Expenditures” means, for any period, an amount equal to $0.10 per square foot on (i) after the date following the Merger on which Prologis or General Partner has filed a Form 10-Q or 10-K with the SEC, the portfolio square footage as most recently reported on a Form 10-Q or 10-K of Prologis or General Partner and (ii) prior to the date specified in (i) above, the aggregate of the portfolio square footage most recently reported on a Form 10-Q or 10-K filed with the SEC by or on behalf of each of Old ProLogis and Prologis.
     “Capitalization Rate” means the percentage rates set forth below:
     (a) 6.0% with respect to all Properties located in Japan; and
     (b) 7.25% with respect to all Properties not located in Japan.

     “Cash Equivalents” means (a) direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof; provided that such obligations mature within one (1) year of the date of acquisition thereof, (b) commercial paper rated “A-1” (or higher) according to S&P or “P-1” (or higher) according to Moody’s and, in each case, maturing not more than one hundred and eighty (180) days from the date of acquisition thereof, (c) time deposits with, and certificates of deposit and bankers’ acceptances issued by, any Bank or any other United States bank having capital surplus and undivided profits aggregating at least $1,000,000,000, and (d) mutual funds whose investments are substantially limited to the foregoing.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of General Partner entitled to vote for members of the board of directors or equivalent governing body of General Partner on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
     (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of General Partner cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);
     (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise the power to exercise, directly or indirectly, a controlling influence over the management or policies of General Partner, or control over the equity securities of General Partner entitled to vote for members of the board of directors or equivalent governing body of General Partner on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; or
     (d) General Partner shall cease to (i) be the sole general partner of Prologis, or (ii) own, directly or indirectly, more than 50% of the Equity Interests of Prologis.
     “Closing Date” means the date on or after the Effective Date on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of Administrative Agent.
     “Code” means the Internal Revenue Code of 1986, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
     “Collateral” shall have the meaning set forth in Section 2.12(a).
     “Committed Borrowing” shall have the meaning set forth in Section 1.3.
     “Committed Loan” means a loan made by a Bank pursuant to Section 2.1, as well as loans required to be made by a Bank pursuant to Section 2.17 to reimburse a Fronting Bank for a Letter of Credit that has been drawn down; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
     “Commitment” means, with respect to each Bank, the amount set forth next to the name of such Bank on Schedule 1 as its commitment pursuant to this Agreement with respect to any Loans (and, for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Commitment), as such amount may be reduced from time to time pursuant to Section 2.11 or in connection with an assignment to an Assignee and increased from time to time pursuant to Section 2.1(b) or in connection with an assignment from an Assignor. As of the Closing Date, the aggregate Commitment is Thirty-Six Billion Five Hundred Million Yen (JPY 36,500,000,000). Notwithstanding the foregoing, to the extent any Bank is a Participating Bank, any amounts that such Bank may lend in an Alternate Currency shall reduce such Bank’s Commitment accordingly.
     “Companies” means General Partner and its Consolidated Subsidiaries; provided that for purposes of Sections 4.1(f), (h), (i), (m), (n) and (s) and Section 6.1, “Companies” shall also include each Person that is not a Consolidated Subsidiary and is a Borrower under (and as defined in) the Global Credit Agreement; and “Company” means any one of the Companies.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit M.
     “Consents” has the meaning set forth in Section 7.10.
     “Consolidated Leverage Ratio” means, as of any date, the ratio of (a) all Indebtedness of the Companies, on a consolidated basis, to (b) Total Asset Value; provided that for purposes of calculating the Consolidated Leverage Ratio, (i) total Indebtedness of the Companies shall be adjusted by deducting therefrom an amount equal to the lesser of (A) total Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation, and (B) Unrestricted Cash of the Companies, and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which total Indebtedness is adjusted under clause (i).
     “Consolidated Subsidiary” means, with respect to any Person (a “Parent”), any other Person in which such Parent directly or indirectly holds an Equity Interest and that would be consolidated in the preparation of consolidated financial statements of such Parent in accordance with GAAP. Any reference herein or in any other Loan Document to a “Consolidated Subsidiary” shall, unless otherwise specified, be a reference to a Consolidated Subsidiary of General Partner.
     “Consolidated Tangible Net Worth” means, for the Companies, on a consolidated basis, as of any date, (a) Total Assets (excluding intangible assets of the Companies), minus (b) all Liabilities.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, environmental claims, breach of representations or warranties, failure to pay taxes and insurance, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.
     “Debtor Relief Laws” means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting rights of creditors generally, including any governmental rules of any jurisdiction relating to any corporate reorganization, company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator (hozen kanrinin), trustee (kanzai nin), supervisor (kantoku i’in), inspector (chosa i’in) or receiver, or similar debtor relief effecting, including hasan, minji saisei, kaisha kosei, tokubetsu seisan and tokutei chotei.
     “Debt Service” means, for any Person for any period, the sum of the cash portion of Interest Expense (excluding, to the extent included therein, amortized fees previously paid in cash) plus any regularly scheduled principal payments on Indebtedness; provided that Debt Service shall not include Excluded Debt Service.
     “Default” means any Guarantor Default or Borrower Default.
     “Defaulting Bank” means any Bank that: (a) has failed to fund any Loan (including any fronted Loan) or any participation in Letters of Credit; (b) has notified any other Lender Party or any Loan Party in writing that it does not intend to comply with any of its funding obligations hereunder (unless such notice has been withdrawn and the effect of such notice has been cured) or has made a public statement to that effect (unless such statement has been retracted); (c) has failed, within three (3) Business Days after written request by Administrative Agent or Prologis, to confirm in writing to Administrative Agent and Prologis that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in Letters of Credit, unless such failure has been cured; (d) has otherwise failed to pay to any Lender Party any other amount (other than a de minimus amount) required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or such failure has been cured; or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee or custodian appointed for it, or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any Equity Interest in such Bank or any direct or indirect parent company thereof by a Governmental Authority, so long as the ownership or acquisition of such Equity Interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement made with such Bank.
     “Disposition” or “Dispose” means the sale, transfer, license, lease, contribution, or other disposition (including any sale and leaseback transaction, but excluding charitable contributions) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Disqualified Stock” means any Equity Interests of a Person that by its terms (or by the terms of any Equity Interests into which it is convertible or for which it is exchangeable or exercisable) (a) matures or is subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise on or prior to the Maturity Date, (b) is convertible into or exchangeable or exercisable for a Liability or Disqualified Stock on or prior to the Maturity Date, (c) is redeemable on or prior to the Maturity Date at the option of the holder of such Equity Interests or (d) otherwise requires any payments by such Person, in each case on or prior to the Maturity Date.
     “Dollars” and “US$” means the lawful money of the United States.
     “Effective Date” means the date this Agreement becomes effective in accordance with Section 9.9.
     “Eligible Affiliate” means any Person in which Prologis directly or indirectly holds an Equity Interest.
     “Environmental Laws” means all Federal, state, provincial, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Prologis, any other Loan Party or any of their respective Affiliates directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all shares of capital stock of (or other ownership or profit interests in) such Person, all warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and all other ownership, beneficial or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, in each case to the extent then outstanding; provided that the convertible senior notes of Prologis shall not constitute Equity Interests unless such notes are converted into capital stock of Prologis.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Prologis within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Prologis or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Prologis or any ERISA Affiliate from a Multiemployer Plan or receipt by Prologis or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing by Prologis or any ERISA Affiliate of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.
     “Euro Term Loan Agreement” means the Credit Agreement dated as of November 29, 2010 among Prologis, various banks and HSBC Bank USA, National Association, as administrative agent.
     “Event of Default” shall mean a Borrower Event of Default or a Guarantor Event of Default.

     “Excluded Debt Service” means, for any period, any regularly scheduled principal payments on (a) any Indebtedness that pays such Indebtedness in full, but only to the extent that the amount of such final payment is greater than the scheduled principal payment immediately preceding such final payment, and (b) any Indebtedness (other than Secured Debt) that is rated at least Baa3 and BBB-, as the case may be, by at least two (2) of S&P, Moody’s and Fitch.
     “Existing Indenture” means the Indenture dated as of June 30, 1998 among General Partner, Prologis and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company of California, N.A.), as Trustee.
     “Existing Revolving Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of December 1, 2010, among AMB Japan Finance Y.K., as Initial Borrower, Prologis and General Partner, as Guarantors, the Qualified Borrowers parties thereto, the lenders parties thereto, and Administrative Agent, as administrative agent and sole lead arranger and bookmanager.
     “Exiting Bank” means a Person that is a “Bank” under and as defined in the Existing Revolving Credit Agreement but is not a party to this Agreement.
     “Extension Effective Date” has the meaning set forth in Section 2.10(b).
     “Extension Fee” has the meaning set forth in Section 2.9(d).
     “Facility Amount” means, at any particular time, the aggregate Commitment at such time.
     “FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement and any regulations or official interpretations thereof.
     “Financing Partnerships” means any Subsidiary that is wholly-owned, directly or indirectly, by Prologis or jointly by the Guarantors provided that General Partner holds, directly or indirectly other than through its interest in Prologis, no more than a 2% economic interest in such Subsidiary.
     “Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. (or any successor thereof) or, if Fitch no longer publishes ratings, then another ratings agency selected by Prologis and reasonably acceptable to Administrative Agent.
     “Fitch Rating” means the most recently-announced rating from time to time of Fitch assigned to any class of long-term senior, unsecured debt securities issued by Prologis, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether all or any part of such Indebtedness has been issued at the time such rating was issued.
     “Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) (i) Adjusted EBITDA, minus (ii) Capital Expenditures, to (b) the sum of (i) Debt Service in respect of all Indebtedness, plus (ii) Preferred Dividends, in each case for the Companies on a consolidated basis and for the four (4) fiscal quarters ending on the date of determination.

     “Fronting Bank” shall mean Sumitomo Mitsui Banking Corporation, its successors and assigns.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “General Partner” shall mean Prologis, Inc., a Maryland corporation, a real estate investment trust, which is the general partner of Prologis and a Guarantor.
     “General Partner Audited Financial Statements” means the audited consolidated balance sheet of General Partner (completed under the name “AMB Property Corporation”) for the fiscal year ended December 31, 2010 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.
     “GK” means a limited liability company (godo kaisha) formed and existing under the Companies Act (kaisha ho) (Law No. 86 of 2005).
     “Global Credit Agreement” means the Global Senior Credit Agreement, dated as of June 3, 2011 among Prologis, General Partner, various affiliates thereof, various lenders and various agents, including Bank of America, N.A., as Global Administrative Agent.
     “Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time, or (ii) all Committed Loans in the same currency having the same Interest Period at such time; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.5, such Committed Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
     “Guarantor Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become a Guarantor Event of Default.
     “Guarantor Event of Default” shall have the meaning set forth in Section 6.1.
     “Guarantors” means, collectively, Prologis and General Partner, jointly and severally, and “Guarantor” means individually either Prologis or General Partner.

     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. Guarantees shall not include contingent obligations under any Special Limited Contribution Agreement (“SLCA”) in connection with certain of such Person’s contributions of Properties to Property Funds pursuant to which a Company is obligated to make additional capital contributions to the respective Property Fund under certain circumstances unless the obligations under such SLCA are required under GAAP to be included in “liabilities” on the balance sheet of the Companies. The term “Guarantee” as a verb has a corresponding meaning.
     “Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, by Guarantors, jointly and severally, as guarantors, to Administrative Agent, for the benefit of the Banks, for the payment of any Borrower’s debt or obligation to the Banks.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “HIBOR” means, in relation to any borrowing of Hong Kong Dollars, (i) the applicable Hong Kong Dollars Screen Rate, or (ii) if no Hong Kong Dollars Screen Rate is available for the applicable interest period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to Administrative Agent at its request quoted by the HIBOR Reference Banks to leading banks in the Hong Kong interbank market, as applicable, at or about 11:00 a.m. (New York time) on the second Business Day before the first day of the applicable interest period for the offering of deposits in Hong Kong Dollars and for a period comparable to the interest period for such Loan.

     “HIBOR Reference Banks” means the principal Hong Kong offices of certain of the Banks or such other banks as may be designated by Administrative Agent in consultation with the Borrowers and Guarantors.
     “Hong Kong Dollars” means the lawful currency of Hong Kong.
     “Hong Kong Dollars Screen Rate” means (i) the rate for the relevant period displayed on Telerate page 9898 at or about 11:00 a.m. (New York time) on the second Business Day before the first day of the applicable interest period for the offering of deposits in Hong Kong Dollars or (ii) if no such interest rate is available, the rate designated as “FIXING@11:00” (or any other designation which may from time to time replace that designation or, if no such designation appears, the arithmetic average (rounded upwards, to five decimal places) of the displayed rates for the relevant period) appearing under the heading “HONG KONG INTERBANK OFFERED RATES (HK DOLLAR)” on the Reuters Screen HIBOR1=R Page or (iii) if no such interest rate is available, the Official HIBOR Fixing from HKAB for the relevant period which appears on Bloomberg page HIBO. If the agreed page or service is replaced or ceases to be available, Administrative Agent may, after consultation with the Borrowers, Guarantors and the Banks, specify another page or service displaying the appropriate rate.
     “IBLP” means an investment business limited partnership (toshi jigyo yugen sekinin kumiai) formed pursuant to an investment business partnership agreement (toshi jigyo yugen sekinin kumiai keiyaku) as set forth in the Investment Business Limited Partnership Act (toshi jigyo yugen sekinin kumiai keiyaku nikansuru horitu) of Japan (Law No. 90 of 1998).
     “Indebtedness” means for any Person, without duplication, all monetary obligations, excluding trade payables and accrued expenses (including deferred tax liabilities except as expressly provided below) incurred in the ordinary course of business or for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (a) of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes, or similar instruments, (iii) to pay the deferred purchase price of property or services, except (x) obligations incurred in the ordinary course of business to pay the purchase price of stock so long as such obligations are paid within customary settlement terms, and (y) obligations to purchase stock (other than stock of Prologis or any of its Consolidated Subsidiaries or Affiliates) pursuant to subscription or stock purchase agreements in the ordinary course of business, (iv) arising under Capital Leases to the extent included on a balance sheet of such Person, (v) arising under Swap Contracts, excluding interest rate contracts entered into to hedge Indebtedness, net of obligations owed to such Person under non-excluded Swap Contracts, (vi) arising under any Guarantee of such Person (other than (x) endorsements in the ordinary course of business of negotiable instruments or documents for deposit or collection, (y) indemnification obligations and purchase price adjustments pursuant to acquisition agreements entered into in the ordinary course of business and (z) any Guarantee of Liabilities of a third party that do not constitute Indebtedness), and (vii) Settlement Debt or (b) secured by a Lien existing on any property of such Person, whether or not such obligation shall have been assumed by such Person; provided that the amount of any Indebtedness under this clause (b) that has not been assumed by such Person shall be equal to the lesser of the stated amount of such Indebtedness or the fair market value of the property securing such Indebtedness,. The amount of any Indebtedness shall be determined without giving effect to any mark-to-market increase or decrease resulting from the purchase accounting impact of corporate or portfolio acquisitions or any mark-to-market remeasurement of the amount of any Indebtedness denominated in a Foreign Currency. Indebtedness shall not include obligations under any assessment, performance, bid or surety bond or any similar bonding obligation.
     “Indemnitee” has the meaning set forth in Section 9.3(b).
     “Industrial Property” means a Property that is used for manufacturing, processing, warehousing or retail purposes.
     “Initial Borrower” means AMB Japan Finance Y.K., a Japan tokurei yugen kaisha.
     “Initial Qualified Borrowers” means those Persons set forth on Schedule 1.1.
     “Interest Expense” means, for any Person for any period, without duplication, (a) such Person’s “net interest expense” for such period as reported on such Person’s most recent financial statements plus (b) Restricted Payments of any kind or character with respect to, and other proceeds paid or payable in respect of, any Disqualified Stock.
     “Interest Period” means with respect to each Yen LIBOR Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 1, 2, 3 or 6 months, or if available from all the Banks, 7 days or 12 months thereafter (or any other period less than 1 month with the reasonable approval of Administrative Agent, unless any Bank has previously advised Administrative Agent and Guarantors that it is unable to enter into a contract for Yen deposits in the Tokyo interbank market for an Interest Period of the same duration) as the applicable Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided that:
     (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (c) no Interest Period may end later than the Maturity Date.
     “Investment” means any investment in any Person, Property or other asset, whether by means of stock, purchase, loan, advance, extension of credit, capital contribution or otherwise. The amount of any Investment shall be determined in accordance with GAAP; provided that the amount of the Investment in any Property shall be calculated based upon the undepreciated Investment in such Property.
     “Joint Venture Parent” means Prologis or one or more Financing Partnerships of Prologis which directly or indirectly owns any interest in a Joint Venture Subsidiary.

     “Joint Venture Subsidiary” means any entity (other than a Financing Partnership) in which (i) a Joint Venture Parent owns at least 50% of the economic interests and (ii) the sale or financing of any Property owned by such Joint Venture Subsidiary is substantially controlled by a Joint Venture Parent, subject to customary provisions set forth in the organizational documents of such Joint Venture Subsidiary with respect to refinancings or rights of first refusal granted to other members of such Joint Venture Subsidiary. For purposes of the preceding sentence, the sale or financing of a Property owned by a Joint Venture Subsidiary shall be deemed to be substantially controlled by a Joint Venture Parent, if such Joint Venture Parent has the ability to exercise a buy-sell right in the event of a disagreement regarding the sale or financing of such Property.
     “Laws” means, collectively, all international, foreign, federal, state, prefecture and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender Party” means any of Administrative Agent, the Fronting Bank, and/or any other Bank.
     “Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire or such other office, branch or affiliate of such Bank as it may hereafter designate as its Lending Office by notice to each Borrower and Administrative Agent.
     “Letter(s) of Credit” has the meaning provided in Section 2.2(b).
     “Letter of Credit Collateral” has the meaning provided in Section 6.7(b).
     “Letter of Credit Collateral Account” has the meaning provided in Section 6.7(a).
     “Letter of Credit Documents” has the meaning provided in Section 2.18(a).
     “Letter of Credit Fee” has the meaning provided in Section 2.9(b).
     “Letter of Credit Usage” means at any time the sum of (i) the aggregate maximum amount available to be drawn under the Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein, and (ii) the aggregate amount of any Borrower’s unpaid obligations under this Agreement in respect of the Letters of Credit.
     “Liabilities” means (without duplication), for any Person, (a) any obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities (excluding any deferred tax liabilities and any mark-to-market increase or decrease in debt from the purchase accounting impact of corporate or portfolio acquisitions and from the re-measurement of intercompany indebtedness); (b) any liabilities secured (or for which the holder of the liability has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, whether or not such obligation shall have been assumed by such Person, provided that the amount of any Liability under this clause (b) that has not been assumed by such Person shall be equal to the lesser of the stated amount of the liabilities secured (or entitled to be secured) or the fair market value of the applicable property; and (c) any Guarantees of such Person of liabilities or obligations of others.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, Prologis or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
     “Loan” means a Base Rate Loan or a Yen LIBOR Loan or any other loan made by any Bank as contemplated by Section 9.5(d), and “Loans” means Base Rate Loans, Yen LIBOR Loans or any other loans made by any Bank as contemplated by Section 9.5(d) or any combination of the foregoing.
     “Loan Documents” means this Agreement, the Notes, the Guaranty, the Qualified Borrower Joinder Agreements, the Ratifications, the Letter(s) of Credit, the Letter of Credit Documents, the Security Documents and any other documents executed by the Loan Parties, Administrative Agent and/or any Bank as contemplated by Section 9.5(d).
     “Loan Party” shall mean any of Borrower or a Guarantor and “Loan Parties” shall mean Borrower and Guarantors, collectively.
     “Majority Banks” means at any time Banks having more than 50% of the aggregate amount of Commitments, or if the Commitments shall have been terminated, holding Notes evidencing more than 50% of the aggregate unpaid principal amount of the Loans; provided that the Commitment of, and the portion of the Notes held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.
     “Material Acquisition” means, during any twelve month period, the acquisition by any Company of one or more real property assets (including interests in participating mortgages in which the interest therein is characterized as equity according to GAAP) or portfolios of such assets or operating businesses, each of which real property assets, portfolios of real property assets or operating businesses, as the case may be, individually had a purchase price of not less than 3% of Total Asset Value and all of which real property assets, portfolio of real property assets or operating businesses collectively had an aggregate purchase price of 7.5% or more of Total Asset Value.
     “Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely impair (a) the ability of the Companies, taken as a whole, to perform their respective obligations under the Loan Documents, or (b) the ability of any Lender Party to enforce the Loan Documents.

     “Maturity Date” shall mean the date when all of the Obligations hereunder shall be due and payable which shall be March 1, 2014, unless otherwise extended in accordance with Section 2.10(b) or accelerated pursuant to the terms hereof.
     “Merger” means, collectively, the series of transactions contemplated by the Merger Agreement.
     “Merger Agreement” means the Agreement and Plan of Merger dated as of January 30, 2011 by and among AMB Property Corporation, AMB Property, L.P., Prologis and certain Affiliates thereof.
     “Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof) or, if Moody’s no longer publishes ratings, another ratings agency selected by Prologis and reasonably acceptable to Administrative Agent.
     “Moody’s Rating” means the most recently-announced rating from time to time of Moody’s assigned to any class of long-term senior, unsecured debt securities issued by Prologis, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether any part of such Indebtedness has been issued at the time such rating was issued.
     “Mortgage” shall have the meaning set forth in Section 2.12(a).
     “Mortgage Perfection Document” shall have the meaning set forth in Section 2.12(e).
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Prologis or any ERISA Affiliate makes or is obligated to make, or during the preceding five plan years has made or been obligated to make, contributions.
     “Negative Pledge” means, with respect to any Property, any covenant, condition, or other restriction entered into by the owner of such Property or directly binding on such Property which prohibits or limits the creation or assumption of any Lien upon such Property to secure any or all of the Obligations; provided that such term shall not include (a) any covenant, condition or restriction contained in any ground lease from a governmental entity, and (b) financial covenants given for the benefit of any Person that may be violated by the granting of any Lien on any Property to secure any or all of the Obligations.
     “New Bank Joinder Agreement” means each New Bank Joinder Agreement, by and among Borrower, the Guarantors, Administrative Agent (on behalf of the Banks) and the applicable Qualified Institution which is to become a Bank hereunder at any time after the date of this Agreement pursuant to the terms of Section 2.1(b), the form of which is attached hereto as Exhibit K.
     “NOI” means, for any period and any Property, the difference (if positive) between (a) any rents (including rent with respect to which a tenant received any free rent during such period, the amount of such free rent as if the same had been paid in cash by such tenant), proceeds (other than proceeds from Dispositions), expense reimbursements or income received from such Property (but excluding security or other deposits, late fees, early lease termination or other penalties of a non-recurring nature), less (b) all costs and expenses (including interest on assessment bonds) incurred as a result of, or in connection with, the development, operation or leasing of such Property (but excluding depreciation, amortization, Interest Expense (other than interest on assessment bonds) and Capital Expenditures).
     “Non-Industrial Property” means a Property that is not an Industrial Property.
     “Non-Recourse Debt” means Indebtedness with respect to which recourse for payment is limited to (a) specific Property or Properties encumbered by a Lien securing such Indebtedness so long as there is no recourse to Prologis or General Partner, or (b) any Consolidated Subsidiary of Prologis or Unconsolidated Affiliate of Prologis (provided that if an entity is a partnership, there is no recourse to Prologis or General Partner as a general partner of such partnership); provided that personal recourse of Prologis or General Partner for any such Indebtedness for Customary Recourse Exceptions shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Debt. For purposes of the foregoing and for the avoidance of doubt, (i) if the Indebtedness is partially guaranteed by Prologis or General Partner, then the portion of such Indebtedness that is not so guaranteed shall still be Non-Recourse Debt if it otherwise satisfies the requirements in this definition, and (ii) if the liability of Prologis or General Partner under any such guaranty is itself limited to specific Property or Properties, then such Indebtedness shall still be Non-Recourse Debt if such Indebtedness otherwise satisfies the requirements of this definition.
     “Non-U.S. Lender” means any Bank that is not organized under the Laws of a jurisdiction of the United States, a State thereof or the District of Columbia.
     “Notes” means (i) the promissory notes of the Initial Borrower and of each Qualified Borrower that is a YK, substantially in the form of Exhibit A-1, (ii) the Qualified Borrower Undertaking of each Qualified Borrower that is a TMK, a GK or an IBLP and (iii) the promissory notes of each Qualified Borrower that is not a YK, a TMK, a GK or an IBLP in form and substance reasonably satisfactory to Administrative Agent, in each case evidencing the obligation of each Borrower to repay the Loans, and “Note” means any one of such promissory notes or undertakings issued hereunder. Each reference in this Agreement to the “Note” of any Bank shall be deemed to refer to and include any or all Notes, as the context may require.
     “Notice of Borrowing” means a notice from Borrower in accordance with Section 2.2.
     “Notice of Interest Rate Election” has the meaning set forth in Section 2.7.
     “Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Loan Parties from time to time owing to Administrative Agent or any Bank under or in connection with this Agreement or any other Loan Document.
     “OFAC List” has the meaning set forth in Section 9.19(a).
     “Old ProLogis” means Prologis, a Maryland real estate investment trust, formerly known as ProLogis.
     “Old ProLogis Audited Financial Statements” means the audited consolidated balance sheet of Old ProLogis for the fiscal year ended December 31, 2010 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.
     “Organization Documents” means: (a) with respect to any corporation (including any YK), the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company (including any GK), the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership (including any IBLP), joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) with respect to a TMK, the articles of incorporation and Asset Liquidation Plan.
     “Participant” has the meaning set forth in Section 9.6(b).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Prologis or any ERISA Affiliate or to which Prologis or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Liens” means (a) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions, or social security programs, (b) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use, (c) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (d) Liens imposed by mandatory provisions of law such as for materialmen’s, mechanic’s, warehousemen’s, and other like Liens arising in the ordinary course of business, securing payment of any Liability whose payment is not yet due, (e) Liens on Properties where the applicable Company or Unconsolidated Affiliate is insured against such Liens by title insurance or other similar arrangements satisfactory to Administrative Agent, (f) Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (g) Liens securing assessment bonds, (h) leases to tenants of space in Properties that are entered into in the ordinary course of business, (i) any netting or set-off arrangement entered into by any Company in the normal course of its banking arrangements for the purpose of netting debit and credit balances, or any set-off arrangement that arises by operation of law as a result of any Company opening a bank account, (j) any title transfer or retention of title arrangement entered into by any Company in the normal course of its trading activities on the counterparty’s standard or usual terms, (k) Liens over goods and documents of title to goods arising out of letter of credit transactions entered into in the ordinary course of business, (l) Liens securing Settlement Debt in an aggregate amount not at any time exceeding $250,000,000, (m) Liens that secure the Obligations, (n) Liens that secure senior Indebtedness of General Partner, Prologis or any of their respective Consolidated Subsidiaries on a pari passu basis with the Liens described in clause (m), and (o) Liens that secure Indebtedness of a Company to another Company.
     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Prologis or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Preferred Dividends” means, for the Companies, on a consolidated basis, for any period, Restricted Payments of any kind or character or other proceeds paid or payable with respect to any Equity Interests except for common equity (but excluding any Restricted Payments paid or payable to any Company).
     “Prime Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced by Administrative Agent from time to time as its “short prime rate” in Japan (it being understood that the same shall not necessarily be the best rate offered by Administrative Agent to customers).
     “Prologis” shall mean Prologis, L.P., a Delaware limited partnership and a Guarantor.
     “Pro Rata Share” means, with respect to any Bank, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Commitments as adjusted from time to time in accordance with the provisions of this Agreement.
     “Properties” means real estate properties (including land) owned by a Company or an Unconsolidated Affiliate or any trust of which a Company or an Unconsolidated Affiliate is the sole beneficiary, and “Property” means any one of the Properties.
     “Property Fund” means an Unconsolidated Affiliate formed or sponsored by Prologis to hold Properties.
     “Qualified Borrower” means a (i) a TMK or company (kabushiki kaisha, tokurei yugen kaisha or mochibun kaisha (including a GK)) organized under the laws of Japan, (ii) an IBLP, (iii) a Japan branch of a limited partnership, limited liability company or other business entity organized under the laws of the United States (including any state or District of Columbia), duly registered in Japan, (iv) a private company limited by shares organized under the laws of Singapore, or (v) any other entity, in each case which is at least 50% owned, directly or indirectly, by Prologis and of which Prologis (or a Person that is owned and controlled, directly or indirectly, by Prologis) is the sole shareholder, general partner or managing member, or otherwise exercises control over such entity and the Indebtedness of which, in all cases, can be guaranteed by the Guarantors pursuant to the provisions of the Guarantors’ formation documents and who has been added as a Qualified Borrower hereunder in accordance with Section 2.21(a). The Initial Qualified Borrowers are set forth on Schedule 1.1.
     “Qualified Borrower Joinder Agreements” means, collectively, one or more Qualified Borrower Joinder Agreements, among Administrative Agent (on behalf of the Banks) and a Qualified Borrower relating to a Subsidiary which is to become a Qualified Borrower hereunder at any time on or after the date of this Agreement, the form of which for a YK and a TMK is attached hereto as Exhibit B-1 and Exhibit B-2, respectively, and the form of which for any other Person (including any IBLP or any GK) shall be substantially similar to Exhibit B-1 and Exhibit B-2 and reasonably satisfactory to Administrative Agent.
     “Qualified Borrower Joinder Documents” means, as to any Qualified Borrower Joinder Agreement, collectively, all documents, instruments and certificates required by such Qualified Borrower Joinder Agreement to be delivered pursuant to the terms thereof.
     “Qualified Borrower Undertaking” means the undertakings of each Qualified Borrower that is a TMK, substantially in the form of Exhibit A-2 (and with respect to any IBLP or any GK, the form of which shall be substantially similar to Exhibit A-2 and reasonably satisfactory to Administrative Agent), evidencing the obligation of such Qualified Borrower to repay the Loans made to such Qualified Borrower.
     “Qualified Institution” means (a) a Bank (other than a Defaulting Bank), (b) a bank, finance company, insurance company or other financial institutions that (i) has (or, in the case of a bank is a subsidiary of a bank holding company that has) a rating of its senior debt obligations of not less than BBB+ by S&P or “Baa-1” by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent, and (ii) has total assets in excess of $10,000,000,000 or (c) any other Person approved by Prologis and Administrative Agent.
     “Qualified Institutional Investor” (tekikaku kikan toshika) has the meaning assigned thereto in Article 2, Paragraph 3, item 1 of the Financial Instruments and Exchange Law (kinyu shohin torihiki ho) of Japan (Law No. 25 of 1948), Article 10, Paragraph 1 of the regulations relating to the definitions contained in such Article 2 and further defined in Article 67-14 of the Special Taxation Measures Law (Law No. 26 of 1957).
     “Ratification” shall have the meaning set forth in Section 2.12(a).
     “Real Property Assets” means as to any Person as of any time, the real property assets (including interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by such Person at such time.

     “Recourse Debt” means, for any Person, any Indebtedness that is not Non-Recourse Debt.
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Prologis as prescribed by the Securities Laws.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “REIT” means a real estate investment trust, as defined under Section 856 of the Code.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Responsible Officer” means the chief executive officer, the president, the chief financial officer, a representative director, any vice president, the treasurer or any assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Company’s stockholders, partners or members (or the equivalent).
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (or any successor thereof), or, if S&P no longer publishes ratings, then another ratings agency selected by Prologis and reasonably acceptable to Administrative Agent.
     “S&P Rating” means the most recently-announced rating from time to time of S&P assigned to any class of long-term senior, unsecured debt securities issued by Prologis, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether all or any part of such Indebtedness has been issued at the time such rating was issued.
     “Secured Debt” means, for any Person, Indebtedness of such Person secured by any Liens (other than Permitted Liens) in any of such Person’s Properties or other material assets.
     “Secured Option” shall have the meaning set forth in Section 2.12 (a).
     “Secured Property” shall have the meaning set forth in Section 2.12(a).

     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.
     “Security Document” shall have the meaning set forth in Section 2.12(a).
     “Settlement Debt” means, for any Person, tax liabilities of such Person payable in installments in connection with a settlement agreement with the relevant taxing authority.
     “Share Pledge” shall have the meaning set forth in Section 2.12(a).
     “SIBOR” means, in relation to any borrowing of Singapore Dollars, (i) the applicable Singapore Dollars Screen Rate, or (ii) if no Singapore Dollars Screen Rate is available for the applicable interest period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to Administrative Agent at its request quoted by the SIBOR Reference Banks to leading banks in the Singapore interbank market, as applicable, at or about 11:00 a.m. (New York time) on the second Business Day before the first day of the applicable interest period for the offering of deposits in Singapore Dollars and for a period comparable to the interest period for such Loan.
     “SIBOR Reference Banks” means the principal Singapore offices of certain of the Banks or such other banks as may be designated by Administrative Agent in consultation with Prologis, on behalf of the Borrowers.
     “Singapore Dollars” means the lawful currency of Singapore.
     “Singapore Dollars Screen Rate” means page 50157 of the Telerate screen under the caption “ASSOCIATION OF BANKS IN SINGAPORE SIBOR AND SWAP OFFER RATE FIXING AT 11A.M. SINGAPORE TIME”. If the agreed page is replaced or service ceases to be available, Administrative Agent may specify another page or service displaying the appropriate rate after consultation with Prologis, on behalf of the Borrowers, and the Banks.
     “Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its Liabilities, (b) it has sufficient cash flow to enable it to pay its Liabilities as they mature and (c) it does not have unreasonably small capital to conduct its businesses.
     “Stabilized Industrial Properties” means, as of any date, Industrial Properties that have a Stabilized Occupancy Rate as of the first day of the most recent fiscal quarter of Prologis for which information is available.
     “Stabilized Occupancy Rate” means, as of any date for any Property, that the percentage of the rentable area of such Property leased pursuant to bona fide tenant leases, licenses, or other agreements requiring current rent or other similar payments, is at least 90% or such higher percentage as Prologis requires internally, consistent with past practices, to classify as a stabilized Property of the relevant type in the relevant market.

     “Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Guarantor.
     “Swap Contract” means (a) all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Taxes” means all federal, state, local and foreign income and gross receipts taxes.
     “TBI Pledge” shall have the meaning set forth in Section 2.12(a).
     “Term” has the meaning set forth in Section 2.10.
     “TMK” means a special purpose corporation (tokutei mokuteki kaisha) organized under TMK Law.
     “TMK Law” means the Law Regarding Liquidation of Assets (Shisan no Ryudoka ni Kansuru Horitsu) of Japan (Law No. 105 of 1998).
     “TMK Permitted Indebtedness” has the meaning set forth in Section 7.10.
     “TMK Qualified Borrower” has the meaning set forth in Section 7.10.
     “Total Asset Value” means, as of any date for the Companies on a consolidated basis, the total (without duplication) of the following:
     (i) the quotient of (A) the sum of the most recent fiscal quarter’s NOI from Stabilized Industrial Properties multiplied by four, divided by (B) the applicable Capitalization Rate; provided that, notwithstanding the foregoing, (a) any Investments in Stabilized Industrial Properties acquired from Property Funds less than 24 months prior to such date of determination shall be included at 100% of the undepreciated book value of such Property and (b) any other Investments in Stabilized Industrial Properties acquired less than 12 months prior to such date of determination shall be included at 100% of the undepreciated book value of such Property; plus

     (ii) for any Transition Property, the greater of (i) the quotient of (a) the most recent fiscal quarter’s NOI from such Property multiplied by four divided by (b) the applicable Capitalization Rate or (ii) 100% of the undepreciated book value of such Property; plus
     (iii) the amount of all other Investments in Properties under construction, Non-Industrial Properties, notes receivable backed by real estate and Properties subject to a ground lease with a Person that is not an Affiliate of Prologis, as lessee, each on an undepreciated book basis; plus
     (iv) the book value of raw land; plus
     (v) the book value of the Companies’ Investments in Unconsolidated Affiliates; plus
     (vi) the product of (A) management fee income of the Companies (prior to deduction of amortization related to investment management contracts) for the most recent fiscal quarter multiplied by (B) four, multiplied by (C) eight; plus
     (vii) the value, if positive, of the Companies’ Swap Contracts, excluding interest rate contracts entered into to hedge Indebtedness, net of obligations owing by the Companies under non-excluded Swap Contracts; plus
     (viii) to the extent not included in clauses (a) through (g) above, (i) restricted funds that are held in escrow pending the completion of tax-deferred exchange transactions involving operating Properties, (ii) infrastructure costs related to projects that a Company is developing on behalf of others, (iii) costs incurred related to future development projects, including purchase options on land, (iv) the corporate office buildings of Prologis and its Subsidiaries and (v) earnest money deposits associated with potential acquisitions; plus
     (ix) cash and Cash Equivalents; minus
     (x) the amount, if any, by which the amount in clause (v) above exceeds 15% of the sum of clauses (1) through (ix) above.
     For the avoidance of doubt, with respect to each of clauses (ii) through (x) (other than clause (vi)) above, impairments pursuant to GAAP shall be included.
     “Total Assets” means, for any Person as of any date, (a) such Person’s total assets, plus (b) accumulated depreciation with respect to such assets.
     “Transition Properties” means, as of any date, Industrial Properties that have been completed but are not Stabilized Industrial Properties.
     “Unconsolidated Affiliate” means any Person in which Prologis directly or indirectly holds Equity Interests but which is not consolidated under GAAP with Prologis on the consolidated financial statements of Prologis.

     “Unencumbered Capital Expenditures” means, for any period, the total for such period of the Capital Expenditures associated with all Unencumbered Properties (except for Unencumbered Properties where the tenant is responsible for capital expenditures).
     “Unencumbered Debt Service” means, for any period, the total for such period of all Debt Service in respect of all Unsecured Debt of the Companies.
     “Unencumbered Debt Service Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Unencumbered NOI minus Unencumbered Capital Expenditures to (b) Unencumbered Debt Service, in each case for the four (4) fiscal quarters ending on the date of determination.
     “Unencumbered NOI” means, for any period, the total for such period of (a) the NOI of all Unencumbered Properties; provided that this clause (a) shall not include any NOI that is subject to any Lien (other than Permitted Liens); plus (b) the management fees of the Companies that are not subject to any Lien (other than Permitted Liens) less related expenses; plus (c) Allowed Unconsolidated Affiliate Earnings that are not subject to any Lien (other than Permitted Liens); minus (d) the amount, if any, by which the sum of the amounts of clauses (b) and (c) above exceeds 40% of the sum of the amounts of clauses (a), (b) and (c) above.
     “Unencumbered Property” means any Property that is (a) owned directly or indirectly by a Company, (b) not subject to a Lien that secures Indebtedness of any Person (other than Permitted Liens), and (c) not subject to any negative pledge that would prohibit any pledge of such asset to Administrative Agent; provided that the provisions of Section 1013 of the Existing Indenture, and any similar requirement for the grant of an equal and ratable lien in connection with a pledge of any asset to Administrative Agent, shall not constitute a negative pledge.
     “United States” means the United States of America, including the fifty states and the District of Columbia.
     “Unrestricted Cash” means cash and Cash Equivalents that are not subject to any pledge, lien or control agreement, less (a) $10,000,000, (b) amounts normally and customarily set aside by Prologis for operating capital and interest reserves and (c) amounts placed with third parties as deposits or security for contractual obligations.
     “Unsecured Debt” means, for any Person, Indebtedness of such Person that is not Secured Debt.
     “Yen” and “JPY” shall denote the lawful currency of Japan.
     “Yen LIBOR” means: (a) the applicable Yen LIBOR Screen Rate; or (b) (if no Yen LIBOR Screen Rate is available for Yen or for the Interest Period of that Loan) the rate (rounded upwards to four decimal places) quoted by the Yen LIBOR Reference Bank to leading banks in the London Interbank Market, at or about 11.00 a.m. London time on the second Business Day before the first day of the applicable Interest Period for the offering of deposits in Yen and for a period comparable to the Interest Period for that Loan.
     “Yen LIBOR Borrowing” has the meaning set forth in Section 1.3.

     “Yen LIBOR Loan” means a Committed Loan to be made by a Bank as a Yen LIBOR Loan in accordance with the provisions of this Agreement.
     “Yen LIBOR Reference Bank” means Sumitomo Mitsui Banking Corporation.
     “Yen LIBOR Screen Rate” means the British Bankers’ Association Interest Settlement Rate for Yen for the relevant period, displayed on the appropriate page of Bloomberg BBAM and, if for any reason such rate does not appear on Bloomberg BBAM, the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, Administrative Agent may specify another page or service displaying such rate after consultation with the Borrower and the Banks.
     “Yen Term Loan Agreement” means the First Amended and Restated Credit Agreement dated as of January 11, 2011 among Prologis, various banks and JPMorgan Chase Bank, N.A., as administrative agent.
     “YK” means a special limited company (tokurei yugen kaisha) formed under YK Law (yugen kaisha ho) (Law No. 74 of 1938) and existing under the Companies Act (kaisha ho) (Law No. 86 of 2005).
     Section 1.2 Accounting Terms and Determination. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by Prologis’ independent public accountants) with the most recent audited consolidated financial statements of Prologis and its Consolidated Subsidiaries delivered to Administrative Agent; provided that for purposes of references to the financial results and information of “General Partner, on a consolidated basis,” General Partner shall be deemed to own one hundred percent (100%) of the partnership interests in Prologis; and provided, further, that if Prologis notifies Administrative Agent that Prologis wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if Administrative Agent notifies Prologis that the Majority Banks wish to amend Article V for such purpose), then Prologis’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to Prologis and the Majority Banks.
     Section 1.3 Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to each Borrower pursuant to Article 2 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Base Rate Borrowing” is a Borrowing comprised of Base Rate Loans and a “Yen LIBOR Borrowing” is a Borrowing comprised of Yen LIBOR Loans). A “Committed Borrowing” is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments.

     Section 1.4 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.5 Restatement; Allocation of Loans and Pro Rata Shares on the Effective Date.
     (a) The parties hereto agree that, concurrently with the effectiveness hereof on the Effective Date, (i) this Agreement shall amend and restate in its entirety the Existing Revolving Credit Agreement and (ii) the outstanding Loans thereunder (and the participations in Letters of Credit thereunder) shall be allocated among the Banks in accordance with their respective Pro Rata Shares after giving effect hereto.
     (b) To facilitate the allocation described in clause (a), concurrently with the effectiveness hereof on the Effective Date, (i) all “Loans” under the Existing Revolving Credit Agreement (“Existing Loans”) shall be deemed to be Loans hereunder, (ii) each Bank that is a party to the Existing Revolving Credit Agreement (an “Existing Bank”) shall transfer to Administrative Agent an amount equal to the excess, if any, of such Bank’s Pro Rata Share of the outstanding Loans hereunder (including any Loans made on the Effective Date) over the amount of such Bank’s Existing Loans, (iii) Administrative Agent shall apply the funds received from the Banks pursuant to clause (ii), first, on behalf of the Banks (pro rata according to the amount of the applicable Existing Loans each is required to purchase to achieve the allocation described in clause (a)), to purchase from each Existing Bank (including each Exiting Bank) that has Existing Loans in excess of such Bank’s Pro Rata Share of the outstanding Loans hereunder (including any Loans made on the Effective Date), a portion of such Existing Loans equal to such excess, second, to pay to each Existing Bank (including each Exiting Bank) all interest, fees and other amounts (including amounts payable pursuant to Section 8.4 of the Existing Revolving Credit Agreement, assuming for such purpose that the Existing Loans were prepaid rather than reallocated on the Effective Date) owed to such Existing Bank under the Existing Revolving Credit Agreement (whether or not otherwise then due) and, third, as Prologis shall direct, and (iv) all Loans shall commence new Interest Periods in accordance with elections made by the applicable Borrowers at least three Business Days prior to the Effective Date in accordance with the terms hereof (all as if the Existing Loans were continued on the Effective Date).
ARTICLE II
THE CREDITS
     Section 2.1 Commitment to Lend. (a) Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to each Borrower and participate in Letters of Credit issued by the Fronting Bank on behalf of each Borrower pursuant to this Article from time to time during the term hereof in amounts such that the aggregate principal amount of Committed Loans by such Bank at any one time outstanding together with such Bank’s Pro Rata Share of the Letter of Credit Usage at such time shall not exceed the amount of its Commitment. Each Borrowing made under this Section 2.1(a) shall be in an initial aggregate principal amount of JPY 300,000,000 or an integral multiples of JPY 1,000,000 in excess thereof (except that any such Borrowing may be in any amount required to reimburse the Fronting Bank for any drawing under any Letter of Credit) and shall be made from the several Banks ratably in proportion to their respective Commitments. In no event shall the aggregate amount outstanding at any time, plus the outstanding amount of the Letter of Credit Usage, exceed the Facility Amount. Subject to the limitations set forth herein, any amounts repaid may be reborrowed.
     (b) Optional Increase in Commitments. Unless a Default or an Event of Default has occurred and is continuing, Borrower, by written notice to Administrative Agent, shall have the right to request an increase of up to Twenty Billion Yen (JPY 20,000,000,000) such that the aggregate Commitment after all such increases shall not exceed Fifty Six Billion Five Hundred Million Yen (JPY 56,500,000,000); provided that for any such request (i) any Bank which is a party to this Agreement prior to such request for increase, at its sole discretion, may elect to increase its Commitment but shall not have any obligation to so increase its Commitment, and (ii) in the event that any Bank which is a party to this Agreement prior to such request for increase does not elect to increase its Commitment, Administrative Agent shall use commercially reasonable efforts to locate additional Qualified Institutions willing to provide commitments for the requested increase, and Borrower may also identify additional Qualified Institutions willing to provide commitments for the requested increase, provided, further, that Administrative Agent shall approve any such additional Qualified Institutions, which approval will not be unreasonably withheld or delayed. Any such Bank willing to increase its Commitment for the requested increase shall duly execute and deliver to Administrative Agent a Bank Commitment Increase Agreement. Any such additional Qualified Institution willing and approved to provide commitments for the requested increase shall duly execute and deliver to Administrative Agent a New Bank Joinder Agreement pursuant to which such Qualified Institution shall become a Bank hereunder. In the event that any Bank or Qualified Institutions commit to any such increase, such Banks and Qualified Institutions shall execute and deliver the Bank Commitment Increase Agreement or the New Bank Joinder Agreement, as applicable, the Commitment of each committed Bank shall be increased, the Pro Rata Shares of the Banks shall be adjusted, Borrower shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Committed Loans so that the Committed Loans are held by the Banks in accordance with their Pro Rata Shares after giving effect to such increase, and other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which the Banks have agreed to increase their respective Commitments or make new Commitments in response to Borrower’s request for an increase in the aggregate Commitment pursuant to this Section 2.1, in each case without the consent of the Banks other than those Banks increasing their Commitments. The fees payable by Borrower and the Guarantors upon any such increase in the Commitments shall be agreed upon by Administrative Agent, Borrower and the Guarantors. In addition, if as a result of any such increase in the Commitments, there shall be a reallocation of Yen LIBOR Loans, Borrower shall pay any amounts that may be due pursuant to Section 2.14 hereof. Notwithstanding the foregoing, nothing in this Section 2.1(b) shall constitute or be deemed to constitute an agreement by any Bank to increase its Commitment hereunder.
     Section 2.2 Notice of Borrowing.
     (a) With respect to any Committed Borrowing, the applicable Borrower shall give Administrative Agent notice not later than 1:00 P.M. (New York time) (x) the second (2nd) Business Day prior to each Base Rate Borrowing, or (y) the fourth (4th) Business Day before each Yen LIBOR Borrowing or (z) with respect to any Secured Borrowing, regardless of whether it is a Base Rate Borrowing or a Yen LIBOR Borrowing, the tenth (10th) Business Day prior to such Secured Borrowing, specifying (or, in the case of clause (vii), certifying):
     (i) the date of such Borrowing, which shall be a Business Day;
     (ii) the aggregate amount of such Borrowing, whether the Loans comprising such Borrowing are to be Base Rate Loans or Yen LIBOR Loans;
     (iii) in the case of a Yen LIBOR Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;
     (iv) such information as is requested in Schedule 2.2 hereto relating to the project, if any, for which the Borrowing will be used, unless such information has been previously provided;
     (v) if such Borrowing is a Secured Borrowing, the Secured Property and the collateral to be granted;
     (vi) payment instructions for delivery of such Borrowing; and
     (vii) that no Guarantor Default or Guarantor Event of Default has occurred and is continuing and, with respect to such Borrower, no Borrower Default or Borrower Event of Default has occurred and is continuing.
     (b) The applicable Borrower shall give Administrative Agent and the Fronting Bank written notice in the event that it desires to have Letters of Credit (each, a “Letter of Credit”) issued on behalf of such Borrower or a Subsidiary thereof hereunder no later than 1:00 P.M. (New York time) at least five (5) Business Days (or if such Letter of Credit is to be secured, at least ten (10) Business Days) prior to, but excluding, the date of such issuance. Each such notice shall (i) specify the aggregate amount of the requested Letters of Credit, (ii) specify the individual amount of each requested Letter of Credit and the number of Letters of Credit to be issued, (iii) specify the date of such issuance (which shall be a Business Day), (iv) state the name and address of the beneficiary, (v) the expiration date of the Letter of Credit (which in no event shall be later than twelve (12) months after the Maturity Date), (vi) state the purpose and circumstances for which such Letter of Credit is being issued, (vii) specify the terms upon which each such Letter of Credit may be drawn down (which terms shall not leave any discretion to Fronting Bank), (viii) if such Letter of Credit is to be issued on behalf of a Subsidiary of such Borrower, the identity of such Subsidiary; (ix) if such Letter of Credit is to be secured, identify the Secured Property to be acquired and the collateral to be granted, (x) such information as is requested in Schedule 2.2 hereto relating to the project, if any, for which the Letter of Credit will be used and (xi) certify that no Guarantor Default or Guarantor Event of Default has occurred and is continuing and, with respect to such Borrower, that no Borrower Default or Borrower Event of Default has occurred and is continuing. Each such notice may be revoked telephonically by such Borrower to the Fronting Bank and Administrative Agent any time prior to the issuance of the Letter of Credit by the Fronting Bank, provided such revocation is confirmed in writing by such Borrower to the Fronting Bank and Administrative Agent within two (2) Business Days by facsimile. Notwithstanding anything contained herein to the contrary, such Borrower shall complete and deliver to the Fronting Bank any required documentation in connection with any requested Letter of Credit no later than the third (3rd) Business Day prior to the date of issuance thereof (including a Note (if not previously delivered hereunder)). No later than 1:00 P.M. (New York time) on the date that is four (4) Business Days prior to, but excluding, the date of issuance, such Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit would require the Fronting Bank to make a payment under the Letter of Credit; provided that Fronting Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice or law, and provided, further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the third (3rd) Business Day following the date that such draft is presented if such presentation is made later than 1:00P.M. (New York time) (except that if the beneficiary of any Letter of Credit requests at the time of the issuance of its Letter of Credit that payment be made on the same Business Day) against a conforming draft, such beneficiary shall be entitled to such a same day draw, provided such draft is presented to the Fronting Bank no later than 1:00 P.M. (New York time) and provided, further, that such Borrower shall have requested to the Fronting Bank and Administrative Agent that such beneficiary shall be entitled to a same day draw. In determining whether to pay on such Letter of Credit, the Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. All Letters of Credit may be presented for payment in Japan and, if required by the beneficiary thereunder, shall be paid in Japan.
     Section 2.3 Intentionally Deleted.
     Section 2.4 Intentionally Deleted.

     Section 2.5 Notice to Banks; Funding of Loans.
     (a) Upon receipt of a Notice of Borrowing from any Borrower in accordance with Section 2.2 hereof, Administrative Agent shall, on the date such Notice of Borrowing is received by Administrative Agent, notify each Bank of the contents thereof and of such Bank’s share of such Borrowing, of the interest rate determined pursuant thereto and the Interest Period(s) (if different from those requested by such Borrower) and such Notice of Borrowing shall not thereafter be revocable by such Borrower, unless such Borrower shall pay any applicable expenses pursuant to Section 2.14.
     (b) Not later than 2:00 p.m. (New York time) on the date of each Committed Borrowing as indicated in the applicable Notice of Borrowing, each Bank shall (except as provided in subsection (c) of this Section) make available its share of such Committed Borrowing in Yen immediately available in Tokyo, Japan, to Administrative Agent at its address referred to in Section 9.1. If any Borrower has requested the issuance of a Letter of Credit, no later than 1:00 p.m. (New York time) on the date of such issuance as indicated in the notice delivered pursuant to Section 2.2(b), the Fronting Bank shall issue such Letter of Credit in the amount so requested and deliver the same to the applicable Borrower, with a copy thereof to Administrative Agent. Immediately upon the issuance of each Letter of Credit by the Fronting Bank, the Fronting Bank shall be deemed to have sold and transferred to each other Bank, and each such other Bank shall be deemed, and hereby agrees, to have irrevocably and unconditionally purchased and received from the Fronting Bank, without recourse or warranty, an undivided interest and a participation in such Letter of Credit, any drawing thereunder, and its obligation to pay its Pro Rata Share with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such Bank’s ratable share thereof. Upon any change in any of the Commitments in accordance herewith, there shall be an automatic adjustment to such participations to reflect such changed shares. The Fronting Bank shall have the primary obligation to fund any draws made with respect to such Letter of Credit notwithstanding any failure of a participating Bank to fund its ratable share of any such draw. Administrative Agent will instruct the Fronting Bank to make such Letter of Credit available to the applicable Borrower, and the Fronting Bank shall make such Letter of Credit available to the applicable Borrower, at its aforesaid address or at such address in Japan as such Borrower shall request on the date of the Borrowing.
     (c) Unless Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to Administrative Agent such Bank’s share of such Borrowing, Administrative Agent may assume that such Bank has made such share available to Administrative Agent on the date of such Borrowing in accordance with this Section 2.5 and Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the applicable Borrower on such date a corresponding amount on behalf of such Bank. If and to the extent that such Bank shall not have so made such share available to Administrative Agent, such Bank agrees to repay to Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to Administrative Agent, at the rate of interest applicable to such Borrowing hereunder. If such Bank shall repay to Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement. If such Bank shall not pay to Administrative Agent such corresponding amount after reasonable attempts are made by Administrative Agent to collect such amounts from such Bank, the applicable Borrower agrees to repay to Administrative Agent forthwith on demand such corresponding amounts together with interest thereto, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to Administrative Agent, at the interest rate applicable thereto one (1) Business Day after demand. Nothing contained in this Section 2.5(d) shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of such Borrower with respect to any defaulting Bank or Administrative Agent. The failure of any Bank to make available to Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.5(b) hereof shall not relieve any other Bank of its obligations to fund its Commitment, in accordance with the provisions hereof.
     (d) Subject to the provisions hereof, Administrative Agent shall make available each Borrowing to the applicable Borrower in Yen immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing.
     Section 2.6 Notes.
     (a) The Loans of each Borrower shall be evidenced by a single Note made by the applicable Borrower payable to the order of Administrative Agent, on behalf of the Banks for the account of their respective Lending Offices.
     (b) Notwithstanding the provisions of Section 2.6(a) above, each Bank may, by notice to any Borrower and Administrative Agent, request that its Loans to such Borrower be evidenced by a separate Note payable to the order of such Bank for the account of its Lending Office, in which event the Note made by such Borrower pursuant to Section 2.6(a) above shall not include or evidence the Loans made by such Bank to such Borrower. Each such Note shall be modified to reflect the fact that it evidences solely Loans made by the applicable Bank. Any additional costs incurred by Administrative Agent, such Borrower or the Banks in connection with preparing such a Note shall be at the sole cost and expense of the Bank requesting such Note. In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Bank shall return such Note to the applicable Borrower.
     (c) Upon receipt of each Note pursuant to Section 3.1(a), Administrative Agent shall forward a copy of such Note to each Bank. Administrative Agent shall record the date, amount, type and maturity of each Loan made by each Bank and the date and amount of each payment of principal made by the applicable Borrower with respect thereto, and may, if Administrative Agent so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of Administrative Agent to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Notes. Administrative Agent is hereby irrevocably authorized by each Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.
     (d) Upon receipt of each Bank’s Note pursuant to Section 2.6(b) above, Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date,

amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the applicable Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Note. Each Bank is hereby irrevocably authorized by each Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.
     (e) The Committed Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.
     (f) There shall be no more than ten (10) Yen LIBOR Groups of Loans outstanding at any one time with respect to each Borrower.
     Section 2.7 Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the applicable Borrower in the applicable Notice of Borrowing. Thereafter, each Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII) made to such Borrower, as follows:
     (i) if such Loans are Base Rate Loans, the applicable Borrower may elect to convert all or any portion of such Loans to Yen LIBOR Loans as of any Business Day;
     (ii) if such Loans are Yen LIBOR Loans, the applicable Borrower may elect to convert all or any portion of such Loans to Base Rate Loans and/or elect to continue all or any portion of such Loans as Yen LIBOR Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by the applicable Borrower in the Notice of Interest Rate Election, provided such Borrower shall pay any losses pursuant to Section 2.14.
Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to Administrative Agent at least four (4) Business Days prior to, but excluding, the effective date of the conversion or continuation selected in such notice.
A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans, (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are JPY 30,000,000 or any larger multiple of JPY 1,000,000, (iii) there shall be no more than ten (10) Yen LIBOR Groups of Loans with respect to each Borrower outstanding at any time, (iv) no Committed Loan may be continued as, or converted into, a Yen LIBOR Loan when any Guarantor Event of Default has occurred and is continuing or, with respect to such Borrower delivering such Notice of Interest Rate Election, a Borrower Event of Default has occurred and is continuing; provided, further, that if any Bank has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn, the applicable Borrower shall be deemed to have continued any Committed Loan that is a Yen LIBOR Loan as a Yen LIBOR Loan and, unless the applicable Borrower timely elects an Interest Period, shall be deemed to have elected an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such Borrower shall be deemed to have elected an Interest Period of 30 days), and (v) no Interest Period shall extend beyond the Maturity Date.
     (b) Each Notice of Interest Rate Election shall specify:
     (i) the Group of Loans (or portion thereof) to which such notice applies;
     (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;
     (iii) if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if such new Loans are Yen LIBOR Loans, the duration of the initial Interest Period applicable thereto; and
     (iv) if such Loans are to be continued as Yen LIBOR Loans for an additional Interest Period, the duration of such additional Interest Period.
Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
     (c) Upon receipt of a Notice of Interest Rate Election from any Borrower pursuant to subsection (a) above, Administrative Agent shall notify each Bank the same day as it receives such Notice of Interest Rate Election of the contents thereof, the interest rates determined pursuant thereto and the Interest Periods (if different from those requested by such Borrower) and such notice shall not thereafter be revocable by such Borrower. If the applicable Borrower fails to deliver a timely Notice of Interest Rate Election to Administrative Agent for any Yen LIBOR Group of Loans, such Loans shall be converted into Base Rate Loans, and such Borrower shall be deemed to have made a Base Rate Borrowing in the amount of such Yen LIBOR Group of Loans (for which such Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 and all other conditions to such Borrowing shall be deemed waived or satisfied) and the proceeds of such Borrowing shall be deemed to have been used to repay such Yen LIBOR Group of Loans on the last day of the then current Interest Period applicable thereto.
     (d) Notwithstanding anything to the contrary contained herein, if any Bank has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan and until such notice is withdrawn, (i) the Base Rate Loan option shall not be available to Borrower and Borrower shall only have the option to make Yen LIBOR Borrowings, (ii) with respect to any Borrowing made (or deemed made) during such period, the Borrower shall be deemed to have elected the Yen LIBOR Borrowing option and, unless the Borrower makes a timely election otherwise, shall be deemed to have elected an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such Borrower shall be deemed to have elected an Interest Period of 30 days) and (iii) if the Interest Period with respect to any Yen LIBOR Loans shall end during such period, Borrower shall be deemed to have elected to continue such Yen LIBOR Loans as Yen LIBOR Loans and, unless the Borrower makes a timely election otherwise, such Borrower shall be deemed to have elected an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such Borrower shall be deemed to have elected an Interest Period of 30 days).
     Section 2.8 Interest Rates.
     (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Yen LIBOR Loan pursuant to Section 2.7, at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans for such day.
     (b) Each Yen LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Yen LIBOR Loans plus Yen LIBOR for such day.
     (c) (i) At any time and so long as an Event of Default pursuant to Section 6.1(a) or Section 6.3(a) exists, all Obligations owing by the defaulting Borrower not paid when due shall bear interest at a fluctuating interest rate per annum at all times equal, to the fullest extent permitted by applicable Laws, to the otherwise applicable rate hereunder plus 2.000%, (ii) upon the request of the Majority Banks at any time and so long as any other Borrower Event of Default exists, the defaulting Borrower or Borrowers shall pay interest on the principal amount of all Obligations owing by such Borrower or Borrowers hereunder at a fluctuating interest rate per annum at all times equal, to the fullest extent permitted by applicable Laws, to the otherwise applicable rate hereunder plus 2.000% and (iii) upon the request of the Majority Banks at any time and so long as any other Guarantor Event of Default exists, all Obligations owing hereunder by any Loan Party shall bear interest at a fluctuating interest rate per annum at all times equal, to the fullest extent permitted by applicable Laws, to the otherwise applicable rate hereunder plus 2.000%.
     (d) Administrative Agent shall determine each interest rate applicable to the Loans hereunder. Administrative Agent shall give prompt notice to the applicable Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.
     (e) Interest on all Loans bearing interest at the Base Rate shall be payable in arrears on the first Business Day of each calendar month. Interest on all Yen LIBOR Loans shall be payable on the last Business Day of the applicable Interest Period, but no less frequently than every three months determined on the basis of the first (1st) day of the Interest Period applicable to the Loan in question.
     Section 2.9 Fees.
     (a) Facility Fee. For the period beginning on the date hereof and ending on the date the Obligations are paid in full and this Agreement is terminated (the “Facility Fee Period”), the Loan Parties shall pay to Administrative Agent for the account of the Banks a facility fee on the aggregate Commitments, irrespective of usage, at the Applicable Margin; provided that, with respect to the Borrowers, such obligation shall be divided ratably in proportion to such Borrower’s respective Borrowings and no Borrower shall be liable for an amount greater than its pro rata share of such fees; and provided, further, that the Guarantors shall be liable for the full amount of such fees. The facility fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Facility Fee Period. The Facility Fee shall be payable in Yen. Notwithstanding the foregoing or any other provision of this Agreement, no Loan Party shall be required to pay a facility fee to any Bank for any day on which such Bank is a Defaulting Bank.
     (b) Letter of Credit Fee. During the Term and thereafter for so long as any Letter of Credit shall be outstanding, each Borrower shall pay to Administrative Agent, for the account of the Banks in proportion to their interests in respect of issued and undrawn Letters of Credit issued for the account of such Borrower, a fee (a “Letter of Credit Fee”) in an amount, provided that no Guarantor Event of Default shall have occurred and be continuing and no Borrower Event of Default shall have occurred and be continuing with respect to such Borrower, equal to a rate per annum equal to the Applicable Margin, on the daily average of such issued and undrawn Letters of Credit, which fee shall be payable, in arrears, on each January 1, April 1, July 1 and October 1 during the Term and for so long as any Letter of Credit shall be outstanding. From the occurrence, and during the continuance, of a Guarantor Event of Default or a Borrower Event of Default with respect to such Borrower, such fee shall be increased to be equal to a rate per annum equal to the Applicable Margin plus 2.000% on the daily average of such issued and undrawn Letters of Credit. The Letter of Credit Fee shall be payable in Yen. Notwithstanding the foregoing, however, no Letter of Credit Fee shall be payable on the available amount of any Letter of Credit to the extent that such Letter of Credit has been cash collateralized as a result of the provisions of Section 6.7 or 9.15(b) hereof. Notwithstanding the foregoing or any other provision of this Agreement, no Loan Party shall be required to pay a Letter of Credit Fee to any Bank for any day on which such Bank is a Defaulting Bank
     (c) Fronting Bank Fee. Each Borrower shall pay each Fronting Bank, for its own account, a fee (a “Fronting Bank Fee”) at a rate per annum equal to the greater of (i) 0.25% of the undrawn amount of such Letter of Credit issued by such Fronting Bank for the account of such Borrower (the “Annual Fronting Bank Fee”) and (ii) JPY 25,000, which Fronting Bank Fee shall be in addition to and not in lieu of, the Letter of Credit Fee. The Fronting Bank Fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Term in Yen.
     (d) Extension Fee. If Prologis elects to extend the term of the Loan in accordance with Section 2.10(b), Prologis shall pay to Administrative Agent, for the account of the Banks in proportion to their interests, a fee (a “Extension Fee”) in an amount equal to 0.20% of the aggregate Commitments. The Extension Fee shall be paid by Prologis in Yen.
     (e) Fees Non-Refundable. All fees set forth in this Section 2.9 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable. The obligation of any Loan Party to pay such fees in accordance with the provisions hereof shall be binding upon such Loan Party and shall inure to the benefit of Administrative Agent and the Banks regardless of whether any Loans are actually made.
     Section 2.10 Maturity Date.
     (a) The term (the “Term”) of the Commitments (and each Bank’s obligations to make Loans and to participate in Letters of Credit hereunder) shall terminate and expire on the

Maturity Date. Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon and all other Obligations) shall be due and payable on such date.
     (b) Not earlier than 180 days prior to, nor later than 30 days prior to, the Maturity Date, Prologis may, on behalf of the Borrowers, upon written notice to Administrative Agent (which shall promptly notify the Banks) and satisfaction of the following conditions, extend the Maturity Date to February 27, 2015. The extension of the Maturity Date shall become effective on the date (the “Extension Effective Date”) on which the following conditions precedent have been satisfied: (i) Administrative Agent shall have received the written notice referred to in the immediately preceding sentence and (ii) Prologis shall have paid to Administrative Agent, for the benefit of each Bank, the Extension Fee; provided that if an Event of Default has occurred and is continuing on the date on which such conditions are satisfied, the Extension Effective Date shall be the first date thereafter, if any, on or before the Maturity Date on which no Event of Default is continuing. Upon the satisfaction of the conditions precedent set forth in this Section 2.10(b) and the occurrence of the Extension Effective Date, Administrative Agent shall promptly confirm to Prologis and the Banks such extension and the Extension Effective Date.
     Section 2.11 Optional Prepayments.
     (a) Each Borrower may, upon at least two (2) Business Days’ notice to Administrative Agent, prepay any Base Rate Loans made to such Borrower, in whole or from time to time in part, in amounts aggregating for all Base Rate Loans of such Borrower being prepaid at the same time JPY 1,000,000 or more, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans or Borrowing.
     (b) Each Borrower may, upon at least five (5) Business Days’ notice to Administrative Agent, pay all or any portion of any Yen LIBOR Loan made to such Borrower as of the last day of the Interest Period applicable thereto in amounts aggregating for all Yen LIBOR Loans of such Borrower being prepaid at the same time JPY 75,000,000 or more. Except as provided in Article 8 and except with respect to any Yen LIBOR Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4 hereof, a Borrower may not prepay all or any portion of the principal amount of any Yen LIBOR Loan made to such Borrower prior to the end of the Interest Period applicable thereto unless such Borrower shall also pay any applicable expenses pursuant to Section 2.14. Each such optional prepayment shall be in the amounts set forth in Section 2.11(a) above and shall be applied to prepay ratably the Loans of the Banks included in any Yen LIBOR Group of Loans, except that any Yen LIBOR Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4 hereof may be prepaid without ratable payment of the other Loans in such Group of Loans which have not been so converted.
     (c) Each Borrower may, upon at least five (5) Business Days’ notice to Administrative Agent (by 1:00 P.M. New York time), reimburse Administrative Agent for the benefit of the Fronting Bank for the amount of any drawing under a Letter of Credit issued for the account of such Borrower in whole or in part in any amount.

     (d) Any Borrower may at any time return any undrawn Letter of Credit issued for the account of such Borrower to the Fronting Bank in whole, but not in part, and the Fronting Bank within a reasonable period of time shall give Administrative Agent and each of the Banks notice of such return.
     (e) Prologis may at any time and from time to time cancel all or any part of the Commitments by the delivery to Administrative Agent of a notice of cancellation within the applicable time periods set forth in Sections 2.11(a) and (b) if there are Loans then outstanding or, if there are no Loans outstanding at such time as to which the Commitments with respect thereto are being canceled, upon at least five (5) Business Days’ notice to Administrative Agent, whereupon, in either event, all or such portion of the Commitments, as applicable, shall terminate as to the applicable Banks, pro rata on the date set forth in such notice of cancellation, and, if there are any Loans then outstanding, the applicable Borrowers shall prepay all or such portion of Loans outstanding on such date in accordance with the requirements of Section 2.11(a) and (b). In no event shall Prologis be permitted to cancel Commitments for which a Letter of Credit has been issued and is outstanding unless the applicable Borrower for whose account such Letter of Credit was issued returns (or causes to be returned) such Letter of Credit to the Fronting Bank. Prologis shall be permitted to designate in its notice of cancellation which Loans, if any, are to be prepaid.
     (f) Any amounts so prepaid pursuant to Section 2.11(a) or (b) may be reborrowed. In the event Prologis elects to cancel all or any portion of the Commitments pursuant to Section 2.11(e) hereof, such amounts may not be reborrowed.
     Section 2.12 Secured Option.
     (a) Each Borrower shall have the option, exercisable upon not less than thirty (30) days notice to Administrative Agent to cause any one or more of the Loans to be made to such Borrower to be secured by the Secured Property or a pledge of the equity interests of such Borrower as designated in such notice (such option being the “Secured Option”). In the event any Borrower elects the Secured Option with respect to any Committed Loan after such date, such Committed Loans shall be secured by:
     (i) At such Borrower’s option, either (A) a first priority mortgage (ne teito ken) on all real estate assets purchased with the proceeds of the Loan (the “Secured Property”) substantially in the form of Exhibit C or otherwise reasonably acceptable to Administrative Agent (a “Mortgage”) or (B) if such Secured Property is intrusted, a first priority pledge (ne shichi) on such trust beneficial interests substantially in the form of Exhibit D or otherwise reasonably acceptable to Administrative Agent (a “TBI Pledge”) or (C) first priority pledge (ne shichi) of all the preferred or common shares of the entity which owns the Secured Property substantially in the form of Exhibit E or otherwise reasonably acceptable to Administrative Agent (a “Share Pledge”). In each case, the Mortgage, TBI Pledge or Share Pledge, as the case may be, and such other documents and filings reasonably necessary to perfect and evidence the Banks’ first priority security interest are referred to as the “Security Documents” and such security is referred to as the “Collateral”; and

     (ii) a ratification and reaffirmation by the Guarantors of their obligations under the Guaranty (the “Ratification”).
     (b) Each Borrower shall have the option, upon ten (10) Business Days prior written notice to Administrative Agent, to substitute the type of Security Document securing Collateral (i.e., a Mortgage or a TBI Pledge on a Secured Property can be substituted with a Share Pledge on the preferred or common stock or membership interests of such Borrower; a Share Pledge can be substituted with a Mortgage or TBI Pledge on the Secured Property; a Share Pledge on common stock can be substituted with a Share Pledge on preferred stock; and a Mortgage can be substituted with a TBI Pledge in the event the Secured Property is intrusted and a TBI Pledge can be substituted with a Mortgage in the event the Secured Property is to be removed from the trust), provided (i) such Borrower complies with the terms and conditions of Section 2.12(a)(i), (ii) such Borrower pays all of Administrative Agent’s reasonable and documented out-of-pocket expenses in connection with such substitution and release and (iii) such Borrower causes the Guarantors to deliver a Ratification.
     (c) Each Borrower shall have the option, upon five (5) Business Days prior notice to Administrative Agent, to obtain a release of Collateral securing a Loan, provided that (i) such Borrower prepays the Loan secured thereby, (ii) such Borrower pays all of Administrative Agent’s reasonable and documented out-of-pocket expenses in connection with such release and (iii) such Borrower causes the Guarantors to deliver a Ratification.
     (d) Upon ten (10) Business Days notice to Administrative Agent, another Borrower (the “Assuming Borrower”) may assume a Loan made to a Borrower, provided that, upon the assumption by such Assuming Borrower of such Loan, (i) the Assuming Borrower delivers Collateral of the type selected by the Assuming Borrower under Section 2.12(a), (ii) the Assuming Borrower satisfies all the conditions to the original Borrowing as set forth in Section 3.2, (iii) the Assuming Borrower pays all of Administrative Agent’s reasonable and documented out-of-pocket expenses in connection with such release and (iv) the Assuming Borrower causes the Guarantors to deliver a Ratification. The release of the original Borrower and such original Collateral shall occur simultaneously with the assumption of the Loan by the Assuming Borrower and the substitution of the Collateral. In no event shall Administrative Agent release any such Collateral unless and until substitute Collateral has been obtained, to the satisfaction of Administrative Agent.
     (e) If the type of Collateral selected by a Borrower under Section 2.12(a) is a Mortgage, the applicable Borrower shall provisionally register a Mortgage in favor of the Banks upon the grant thereof. Upon the occurrence and during the continuance of a Guarantor Event of Default or a Borrower Event of Default with respect to such Borrower, such Borrower shall permanently register or cause to be permanently registered, the Mortgage within two (2) Business Days of Administrative Agent’s request therefor. Concurrently with the provisional registration of the Mortgage, such Borrower shall deliver to the Administration Agent the following (“Mortgage Perfection Documents”): (i) undated powers of attorney of such Borrower necessary to permit Administrative Agent and the Banks to effectively permanently register the Mortgage; (ii) a recent certificate of registered seal for the applicable Borrower, to be updated to the extent any changes are made with respect to such certificate and not less than once each quarter; (iii) a recent commercial registry of the applicable Borrower, to be updated to the extent any changes are made with respect to such registry and not less than once each fiscal quarter (or as otherwise may be reasonably requested by Administrative Agent as required to perfect the Banks’ security interest in the Mortgage); (iv) the registration identification information (toki shikibetsu joho) provided under Article 21 of the Immovables Registration Law (fudosan toki hou) (Law No. 123 of 2004) (the “Immovables Registration Law”) or the document certifying the completion of registration concerning the right of the applicable Borrower (tokizumisho) provided under Article 21 of the Immovables Registration Law and Article 6, paragraph 3 of the Supplementary Provisions (fusoku) of the Immovables Registration Law, as applicable or identification information (honnin kakunin joho) prepared by a judicial scrivener or legal counsel as provided under Article 23, paragraph 4 of the Immovables Registration Law (fudosan toki hou), if applicable, and (v) any other documents necessary for the Banks to perfect their security interest in the Mortgage, executed by the applicable Borrower and updated to the extent necessary or as otherwise reasonably requested by Administrative Agent as required to perfect such security interest. Administrative Agent shall be authorized without necessity of further authorization from such Borrower to permanently register any Mortgages in favor of the Banks at any time after the occurrence and during the continuance of a Guarantor Event of Default or a Borrower Event of Default with respect to such Borrower. The applicable Borrower shall bear and promptly reimburse Administrative Agent and the Banks for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the provisional or permanent registration of Mortgages.
     Section 2.13 General Provisions as to Payments.
     (a) The obligations of each Borrower hereunder shall be several and not joint. Each Borrower shall make each payment of the principal of and interest on its Loans and fees hereunder, by initiating a wire transfer not later than 1:00 P.M. (New York time) on the date when due in Yen immediately available in Tokyo, Japan to Administrative Agent at its address referred to in Section 9.1, and each Borrower shall deliver to Administrative Agent evidence of such wire as soon as possible thereafter on the date when due. Administrative Agent will promptly (and in any event within one (1) Business Day after receipt thereof) distribute to each Bank its ratable share of each such payment received by Administrative Agent for the account of the Banks. If and to the extent that Administrative Agent shall receive any such payment for the account of the Banks on or before 11:00 A.M. (New York time) on any Business Day, and Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such day, Administrative Agent shall distribute such amount to such Bank together with interest thereon, for each day from the date such amount should have been distributed to such Bank until the date Administrative Agent distributes such amount to such Bank, at the Prime Rate. Whenever any payment of principal of, or interest on the Committed Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
     (b) Unless Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Banks hereunder that such Borrower will not make such payment in full, Administrative Agent may assume that such

Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that such Borrower shall not have so made such payment, each Bank shall repay to Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to Administrative Agent, at the Prime Rate.
     (c) If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.5, 2.13, 2.17 or 9.4, then Administrative Agent, notwithstanding any contrary provision hereof, shall (i) apply any amounts thereafter received by Administrative Agent for the account of such Bank for the benefit of Administrative Agent or the Fronting Bank to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Administrative Agent in its reasonable discretion.
     Section 2.14 Funding Losses. Each Borrower agrees that it will, from time to time, compensate each Bank for and hold each Bank harmless from any loss, cost or expense incurred by such Bank as a result of:
     (i) any continuation, conversion, payment or prepayment of any Yen LIBOR Loan of such Bank to such Borrower on a day other than the last day of the Interest Period for such Yen LIBOR Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (ii) any failure by such Borrower (for a reason other than the failure of such Bank to make a Loan) to prepay, borrow, continue or convert any Yen LIBOR Loan of (or to be made by) such Bank to such Borrower on the date or in the amount notified by such Borrower; or
     (iii) any assignment of a Yen LIBOR Loan of such Bank to such Borrower on a day other than the last day of the Interest Period therefor as a result of a request by Prologis pursuant to Section 9.5(e);
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loans or from fees payable to terminate the deposits from which such funds were obtained (but in each case excluding any loss of anticipated profits).
     For purposes of calculating amounts payable by a Borrower to a Bank under this Section 2.14, (A) each Bank shall be deemed to have funded each Yen LIBOR Loan made by it at the Yen LIBOR Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Yen LIBOR Loan was in fact so funded; and (B) the losses and expenses of any Bank resulting from any event described in clause (i) above, any failure by such Borrower to borrow or continue a Loan as contemplated by clause (ii) above or any assignment pursuant to clause (iii) above shall not exceed the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of the applicable Loan had such event not occurred, at the

Yen LIBOR applicable (or that would have been applicable) to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Bank would bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable eurocurrency market.
Any Bank requesting compensation pursuant to this Section 2.14 shall deliver to the applicable Borrower (with copies to Prologis and Administrative Agent) a certificate setting forth in reasonable detail a calculation of the amount demanded and any such certificate shall be conclusive absent demonstrable error. The applicable Borrower shall pay the applicable Bank the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
     Section 2.16 Computation of Interest and Fees. Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
     Section 2.17 Use of Proceeds. Each Borrower shall use the proceeds of the Loans to fund the acquisition and development of properties, or the acquisition of beneficial interests in properties, and for other real estate purposes, in Japan and in other regions of Asia, provided in no event shall any Borrower further lend the proceeds of any Loan to any unrelated third party.
     Section 2.18 Letters of Credit.
     (a) Subject to the terms contained in this Agreement (including Section 9.5(d)) and the other Loan Documents, upon the receipt of a notice in accordance with Section 2.2(b) requesting the issuance of a Letter of Credit, the Fronting Bank shall issue a Letter of Credit or Letters of Credit in such form as is reasonably acceptable to the applicable Borrower (subject to the provisions of Section 2.2(b)) in an amount or amounts equal to the amount or amounts requested by such Borrower; provided that the Fronting Bank shall issue the same only in Yen.
     (b) Each Letter of Credit shall be issued in the minimum amount of JPY 10,000,000 or such lesser amount as may be agreed to by the Fronting Bank.
     (c) The Letter of Credit Usage shall be no more than the lesser of (i) JPY 9,000,000,000 and (ii) 20% of the Facility Amount at any one time.
     (d) There shall be no more than twenty-five (25) Letters of Credit outstanding at any one time.
     (e) In the event of any request for a drawing under any Letter of Credit by the beneficiary thereunder, the Fronting Bank shall notify the applicable Borrower and Administrative Agent (and Administrative Agent shall notify each Bank thereof) on or before the date on which the Fronting Bank intends to honor such drawing, and, except as provided in this subsection (e), such Borrower shall reimburse the Fronting Bank, in immediately available funds in Yen, on the same day on which such drawing is honored in an amount equal to the amount of such drawing.
     (i) Notwithstanding anything contained herein to the contrary, unless the applicable Borrower shall have notified Administrative Agent and the Fronting Bank prior to 1:00 P.M. (New York time) on the Business Day immediately preceding the date of such drawing that such Borrower intends to reimburse the Fronting Bank for the amount of such drawing with funds other than the proceeds of the Loans, such Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 to Administrative Agent, requesting a Borrowing of Base Rate Loans on the date on which such drawing is honored and in an amount equal to the amount of such drawing (in Yen). Each Bank (other than the Fronting Bank) shall, in accordance with Section 2.5(b), make available its pro rata share of such Borrowing to Administrative Agent, the proceeds of which shall be applied directly by Administrative Agent to reimburse the Fronting Bank for the amount of such draw. In the event that any Bank fails to make available to the Fronting Bank the amount of such Bank’s participation on the date of a drawing, the Fronting Bank shall be entitled to recover such amount on demand from such Bank together with interest at the Prime Rate commencing on the date such drawing is honored, and the provisions of Section 9.15 shall otherwise apply to such failure.
     (ii) Notwithstanding the terms of Section 2.17(e)(i), (a) if any Bank has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn and (b) if the applicable Borrower has not notified Administrative Agent and the Fronting Bank prior to 1:00 P.M. (New York time) on the Business Day immediately preceding the date of such drawing that such Borrower intends to reimburse the Fronting Bank for the amount of such drawing with funds other than the proceeds of the Loans, then (x) the amount of such drawing shall be deemed to be a Borrowing of a Base Rate Loan from the Fronting Bank (to be funded solely by the Fronting Bank) on the date on which such drawing is honored and in an amount equal to the amount of such drawing (in Yen) and (y) such Borrower shall be deemed to have given a Notice of Borrowing pursuant to Section 2.2 to Administrative Agent requesting a Borrowing of Yen LIBOR Loans with an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such Borrower shall be deemed to have elected an Interest Period of 30 days) on the date on which such drawing is honored and in an amount equal to the amount of such drawing (in Yen). Each Bank shall, in accordance with Section 2.5(b), make available its Pro Rata Share of such Borrowing of Yen LIBOR Loans under clause (y) above to Administrative Agent, the proceeds of which shall be applied directly by Administrative Agent to repay the Base Rate Loan made by the Fronting Bank under clause (x) above. In the event that any Bank fails to fund its Pro Rata Share of such Yen LIBOR Loans in accordance with the terms of Section 2.5(b), the Fronting Bank shall be entitled to recover such amount on demand from such Bank together with interest at the Prime Rate commencing on the date such drawing is honored, and the provisions of Section 9.15 shall otherwise apply to such failure.
     (f) If, at the time a beneficiary under any Letter of Credit requests a drawing thereunder, a Guarantor Event of Default as described in Section 6.1(f) or Section 6.1(g) shall have occurred and is continuing or a Borrower Event of Default as described in Section 6.3(e) and 6.3(f) with respect to the Borrower for whose account such Letter of Credit was issued, then on the date on which the Fronting Bank shall have honored such drawing, the applicable Borrower shall have an unreimbursed obligation (the “Unreimbursed Obligation”) to the Fronting Bank in an amount equal to the amount of such drawing, which amount shall bear interest at the annual rate of the sum of the Base Rate plus the Applicable Margin for Base Rate Loans plus 2.000%; provided if any Bank has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan and until such notice is withdrawn, such amount shall bear interest at a rate per annum equal to the sum of the Applicable Margin for Yen LIBOR Loans plus Yen LIBOR with an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such rate shall be calculated based upon an Interest Period of one month) plus 2.000%. Each Bank shall purchase an undivided participating interest in such drawing in an amount equal to its pro rata share of the Commitments, and upon receipt thereof the Fronting Bank shall deliver to such Bank an Unreimbursed Obligation participation certificate dated the date of the Fronting Bank’s receipt of such funds and in the amount of such Bank’s pro rata share.
     (g) If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, or participations in any letter of credit, upon any Bank (including the Fronting Bank) or (ii) impose on any Bank any other condition regarding this Agreement or such Bank (including the Fronting Bank) as it pertains to any Letter of Credit or any participation therein and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase, by an amount deemed by the Fronting Bank or such Bank to be material, the cost to the Fronting Bank or any Bank of issuing or maintaining such Letter of Credit or participating therein, then the Borrower for whose account such Letter of Credit was issued shall pay to the Fronting Bank or such Bank, within 15 days after written demand by such Bank (with a copy to Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, such additional amounts as shall be required to compensate the Fronting Bank or such Bank for such increased costs or reduction in amounts received or receivable hereunder. Each Bank will promptly notify each affected Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 2.17 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank be otherwise disadvantageous to such Bank. If such Bank shall fail to notify any affected Borrower of any such event within 90 days following the end of the month during which such event occurred, then such Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified such Borrower of the occurrence of such event. A certificate of any Bank claiming compensation under this Section 2.17 and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

     (h) Each Borrower hereby agrees to protect, indemnify, pay and save the Fronting Bank harmless from and against any claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and documented attorneys’ fees and disbursements) which the Fronting Bank may incur or be subject to as a result of (i) the issuance of Letters of Credit for the account of such Borrower, other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank or (ii) the failure of the Fronting Bank to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (collectively, “Governmental Acts”), other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank. As between the Borrower for whose account the Letter of Credit was issued and the Fronting Bank, such Borrower assumes all risks of the acts and omissions of any beneficiary with respect to its use, or misuses of, such Letter of Credit issued by the Fronting Bank. In furtherance and not in limitation of the foregoing, the Fronting Bank shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, other than as a result of the bad faith, gross negligence or willful misconduct of the Fronting Bank; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of such Letter of Credit; and (viii) for any consequence arising from causes beyond the control of the Fronting Bank, including any Government Acts, in each case other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank. None of the above shall affect, impair or prevent the vesting of the Fronting Bank’s rights and powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Fronting Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put the Fronting Bank under any resulting liability to any Borrower; provided that, notwithstanding anything in the foregoing to the contrary, the Fronting Bank will be liable to the Borrower for whose account a Letter of Credit was issued for any damages suffered by such Borrower or its Subsidiaries as a result of the Fronting Bank’s grossly negligent or willful failure to pay under such Letter of Credit after the presentation to it of a sight draft and certificates strictly in compliance with the terms and conditions of such Letter of Credit.
     (i) If the Fronting Bank or Administrative Agent is required at any time, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, to return to a Borrower any reimbursement by such Borrower of any drawing under any Letter of Credit, each Bank shall pay to the Fronting Bank or Administrative Agent, as the case may be, its pro rata share of such payment, but without interest thereon unless the Fronting Bank or Administrative Agent is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that the Fronting Bank or Administrative Agent is required to pay.
     (j) It is hereby acknowledged and agreed by the Borrower, Administrative Agent and all of the Banks party hereto that on the Closing Date, the Letters of Credit previously issued by SMBC, as “Fronting Bank” under the Existing Revolving Credit Agreement, and more particularly set forth on Schedule 2.17 hereto, shall be transferred to this Agreement and shall be deemed to be Letters of Credit hereunder.
     Section 2.19 Letter of Credit Usage Absolute. The obligations of each Borrower under this Agreement in respect of any Letter of Credit issued for the account of such Borrower shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Letter of Credit Documents under all circumstances, including, to the extent permitted by law, the following circumstances:
     (a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Letter of Credit Documents”) or any Loan Document;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrower in respect of any other Letters of Credit issued for the account of such Borrower or any other Borrower or any other amendment or waiver of or any consent by any Borrower to depart from all or any of the Letter of Credit Documents or any Loan Document; provided that the Fronting Bank shall not consent to any such change or amendment unless previously consented to in writing by the Borrower for whose account the Letter of Credit was issued;
     (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of any Borrower in respect of any Letters of Credit issued for the account of such Borrower;
     (d) the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Administrative Agent, the Fronting Bank or any Bank (other than a defense based on the bad faith, gross negligence or willful misconduct of Administrative Agent, the Fronting Bank or such Bank) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letters of Credit Documents or any unrelated transaction;
     (e) any draft or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided that payment by the Fronting Bank under such Letter of Credit against presentation of such draft or document shall not have been the result of the bad faith, gross negligence or willful misconduct of the Fronting Bank;

     (f) payment by the Fronting Bank against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit; provided that such payment shall not have been the result of the bad faith, gross negligence or willful misconduct of the Fronting Bank; and
     (g) any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the applicable Borrower; provided that such other circumstance or happening shall not have been the result of bad faith, gross negligence or willful misconduct of the Fronting Bank.
     Section 2.20 Letters of Credit Maturing after the Maturity Date.
     (a) Notwithstanding anything contained herein to the contrary, if any Letters of Credit, by their terms, shall mature after the Maturity Date (as the same may be extended), then, on and after the Maturity Date, the provisions of this Agreement shall remain in full force and effect with respect to such Letters of Credit, and the Borrower shall comply with the provisions of Section 2.20(b). No Letter of Credit shall mature on a date that is more than twelve (12) months after the Maturity Date then in effect.
     (b) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and the same shall expire on a date after the Maturity Date, then, on the Maturity Date, the Borrower shall deliver to Administrative Agent, to hold as collateral for all Obligations arising from such Letter of Credit on behalf of the Banks, in same day funds at Administrative Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, Letter of Credit Collateral in an amount equal to the Letter of Credit Usage under the Letters of Credit. Interest shall accrue on the Letter of Credit Collateral Account in accordance with the provisions of Section 6.7.
     Section 2.21 Addition of Qualified Borrowers; Release of Qualified Borrowers.
     (a) If after the Closing Date, Prologis desires to cause another Subsidiary which otherwise satisfies the definition of a Qualified Borrower hereunder to become a Qualified Borrower hereunder, then Prologis shall so notify Administrative Agent and, upon satisfaction of the following conditions, such Subsidiary shall become a Qualified Borrower under this Agreement: (i) such Subsidiary shall duly execute and deliver to Administrative Agent applicable Qualified Borrower Joinder Documents and (ii) such Subsidiary shall satisfy all of the conditions with respect thereto set forth in the Qualified Borrower Joinder Agreement. Administrative Agent shall promptly notify each Bank upon a Subsidiary’s addition as a Qualified Borrower hereunder. Each such Qualified Borrower shall remain a Qualified Borrower hereunder until released as provided in Section 2.21(b) below.
     (b) At such time as any Qualified Borrower pays in full any Loans made to it and no Loan is outstanding to such Qualified Borrower hereunder, Prologis, if it so elects in its sole discretion, may deliver written notice to Administrative Agent that such Qualified Borrower shall no longer be a Qualified Borrower hereunder, together with the form attached hereto as

Exhibit L (the “Qualified Borrower Removal Notice/Form”) completed with respect to such Qualified Borrower, and such Qualified Borrower shall be released as a Qualified Borrower under the Loan Documents, the Security Documents, if any, of such Qualified Borrower shall be released and the Notes executed and delivered by such Qualified Borrower shall be returned to such Qualified Borrower, provided that simultaneously with such release and return, the Guarantors shall deliver a Ratification. Administrative Agent shall promptly notify each Bank, deliver to each Bank a copy of the completed Qualified Borrower Removal Notice/Form upon a Subsidiary’s release and removal as a Qualified Borrower hereunder, and each Bank shall return to the Qualified Borrower each Note made by such Qualified Borrower and held by such Bank.
ARTICLE III
CONDITIONS
     Section 3.1 Closing. The closing hereunder shall occur on the date when each of the following conditions is satisfied (or waived in writing by Administrative Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:
     (a) each Borrower shall have executed and delivered to Administrative Agent the Note or Notes for the account of each Bank, dated on or before the Closing Date, in accordance with the provisions of Section 2.6;
     (b) the Initial Borrower and Administrative Agent and each of the Banks shall have executed and delivered to each Borrower and Administrative Agent a duly executed original of this Agreement;
     (c) each Qualified Borrower and the Guarantors shall have executed and delivered to each Loan Party and Administrative Agent a duly executed original of a Qualified Borrower Joinder Agreement;
     (d) Guarantors shall have executed and delivered to Administrative Agent a duly executed original of the Guaranty;
     (e) each Bank shall have executed and delivered to Administrative Agent twenty (20) originally executed Consents in the form of Exhibit F;
     (f) Administrative Agent shall have received an opinion of Mayer Brown LLP, counsel to the Guarantors and New York counsel to the Loan Parties, and Ito & Mitomi, counsel for the Initial Borrower, in each case acceptable to Administrative Agent, the Banks and their counsel;
     (g) Administrative Agent shall have received all documents Administrative Agent may reasonably request relating to the existence of the Loan Parties, the authority for and the validity of this Agreement and the other Loan Documents, the incumbency of officers executing this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to Administrative Agent. Such documentation shall include the following, each as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of the applicable Person as of a date not more than ten

(10) days prior to the Closing Date: (i) the operating agreement, partnership agreement, articles of incorporation or other constituent document, as applicable, of each Borrower, (ii) the certificate of formation of each Borrower, (iii) a certificate of existence from the Secretary of State (or the equivalent thereof) of the state of formation of each Borrower, as applicable, (iv) for any Borrower that is a TMK, a director’s certificate attaching the following items: articles of incorporation (Teikan), commercial register (rireki jikou zenbu shoumeisho), certificate of seal (inkan shoumeisho), notification of commencement of business of TMK (gyoumu kaishi todokede), Asset Liquidation Plan (shisan ryuudouka keikaku), register of common shareholders, register of preferred shareholders, authorizing resolutions and copy of a driver license, passport or such other document relating to identification of the director, (v) for any Borrower that is a YK or GK, representative director’s (or the executive officer’s as applicable) certificate attaching the following items: authorizing resolutions, articles of incorporation (teikan), commercial register (rireki jikou zenbu shoumeisho), certificate of seal (inkan shoumeisho), list of shareholders (or unitholders as applicable), all documents Administrative Agent may reasonably request relating to the formation and existence of the general partner and the authority of the director of the general partner, and copy of a driver license, passport or such other document relating to identification of the director, together with, if applicable, evidence of Article 40, YK Law compliance (or other evidence satisfactory to Administrative Agent that such YK was formed more than 2 years prior to the date such YK acquired the relevant Property), (vi) for any Borrower that is an IBLP, general partner’s director’s certificate attaching the following items: authorizing resolutions, an investment business limited partnership agreement (toshi jigyo yugen sekinin kumiai keiyaku), commercial register (rireki jikou zenbu shoumeisho), certificate of seal (inkan shoumeisho), (vii) with respect to any other Person that is not a TMK, a YK, an IBLP or a GK that is intended to become a Qualified Borrower, such documents as reasonably required by, and in form reasonably satisfactory to, Administrative Agent, (viii) the agreement of limited partnership of Prologis, (ix) the certificate of limited partnership of Prologis, (x) a certificate of existence for Prologis from the Secretary of State (or the equivalent thereof) of Delaware to be dated not more than thirty (30) days prior to the Closing Date, (xi) the articles of incorporation and by laws of General Partner, and (xii) a good standing certificate for General Partner from the Secretary of State (or the equivalent thereof) of Maryland to be dated not more than thirty (30) days prior to the Closing Date;
     (h) each Loan Party as of the Closing Date shall have executed a solvency certificate acceptable to Administrative Agent;
     (i) Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing referred to in Section 3.2, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to Administrative Agent in its sole discretion;
     (j) to the extent a Loan Party is a party to such agreement, such Loan Party shall have taken all actions required to authorize the execution and delivery of this Agreement, the Guaranty, the Qualified Borrower Joinder Agreement and the other Loan Documents and the performance thereof;

     (k) the Banks shall be satisfied that no Loan Party nor any Consolidated Subsidiary is subject to any present or contingent environmental liability which could have a Material Adverse Effect and General Partner shall have delivered a certificate so stating;
     (l) Administrative Agent shall have received, for its and any other Bank’s account, all fees due and payable pursuant to Section 2.9 hereof on or before the Closing Date, and the reasonable and documented fees and expenses accrued through the Closing Date of Skadden, Arps, Slate, Meagher & Flom LLP, if required by such firm and if such firm has delivered an invoice in reasonable detail of such fees and expenses in sufficient time for each Borrower to approve and process the same, shall have been paid to Skadden, Arps, Slate, Meagher & Flom LLP;
     (m) each Loan Party shall have delivered copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by such Loan Party of the Loan Documents to which such Loan Party is a party and the validity and enforceability of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;
     (n) no Default or Event of Default shall have occurred;
     (o) the Guarantors shall have delivered a certificate in form acceptable to Administrative Agent showing compliance with the requirements of Section 5.8 as of the Closing Date;
     (p) Administrative Agent shall have received a certificate signed by an officer of Prologis certifying that there has been no event or circumstance since the date of the General Partner Audited Financial Statements or the date of the Old ProLogis Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (q) Administrative Agent shall have received an acknowledgement, in form reasonably satisfactory to Administrative Agent, from each Exiting Bank confirming that it will not be a party hereto; and
     (r) the Merger shall have been consummated on or prior to such date, or shall be consummated substantially concurrently with the effectiveness of this Agreement, in accordance with the terms of the Merger Agreement, without any waiver or amendment thereof that is materially adverse to the Banks, unless Administrative Agent shall have consented to such waiver or amendment.
     Section 3.2 Borrowings. The obligation of any Bank to make a Loan or to participate in any Letter of Credit issued by the Fronting Bank and the obligation of the Fronting Bank to issue a Letter of Credit on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
     (a) receipt by Administrative Agent of a Notice of Borrowing as required by Section 2.2, or a request to cause a Fronting Bank to issue a Letter of Credit pursuant to Section 2.17;

     (b) receipt by Administrative Agent of a Note by the applicable Borrower for the account of each Bank, if not previously delivered, satisfying the requirements of Section 2.6;
     (c) in the event that any Borrower exercised the Secured Option, on or before the date that is five (5) Business Days prior to such Borrowing, such Borrower shall deliver to Administrative Agent the following:
     (i) an executed applicable Security Document in recordable form or bearing an officially confirmed date (hakutei hizuke), if applicable;
     (ii) if the Secured Option selected is a Mortgage, certificates of insurance with respect to the Real Estate Property being acquired with such Borrowing (the “Secured Property”) naming Administrative Agent and each of the Banks as additional insured and demonstrating the coverages required by this Agreement and the applicable Security Documents;
     (iii) opinion of counsel of such Borrower’s Japan counsel with respect to the Security Documents;
     (iv) with respect to a Mortgage, the corresponding Mortgage Perfection Documents;
     (v) with respect to a Share Pledge involving a pledge of preferred TMK shares, the original share certificates and certified copies of share registers and resolutions required under Section 4 of the form of the Share Pledge;
     (vi) with respect to a TBI Pledge, the original trust beneficial interest certificate and the other documents required under the form of Pledge of Beneficiary Interest under Trust attached hereto as Exhibit D;
     (vii) if the Secured Option selected is a Mortgage, a copy of the real property register (fudosan tokibo tohon) or certificate of registered matters (zenbujiko shomeisho) for each Secured Property dated no earlier than ten (10) days prior to the date of the relevant Borrowing, showing the applicable Borrower as the owner of the Secured Property;
     (viii) an amount equal to any recording fees, stamp taxes, documentary taxes or similar fees required to be paid in connection with the recording of the Security Documents (excluding any future costs to be incurred with the permanent registration of any Mortgage, the cost of which is to be paid directly by the Borrower); and
     (ix) all other documents, filings, affidavits, and deliveries normally and customarily delivered in connection with such a secured transaction, as requested by Administrative Agent in its reasonable opinion and within a reasonable period of time prior to such Borrowing.

     (d) immediately after such Borrowing, the aggregate outstanding principal amount of the Loans plus the Letter of Credit Usage will not exceed the aggregate amount of the Commitments;
     (e) immediately before and after such Borrowing or issuance of any Letter of Credit, no Guarantor Default or Guarantor Event of Default shall have occurred and be continuing and no Borrower Default or Borrower Event of Default with respect to such Borrower shall have occurred and be continuing, both before and after giving effect to the making of such Loans or the issuance of such Letter of Credit;
     (f) the representations and warranties of each of the Guarantors and such Borrower contained in this Agreement and the other Loan Documents (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans;
     (g) no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions contemplated by this Agreement; and
     (h) no event, act or condition shall have occurred after the Closing Date which, in the reasonable judgment of Administrative Agent or the Majority Banks, as the case may be, has had or is likely to have a Material Adverse Effect.
Each Borrowing hereunder or issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by each of the Guarantors and the Borrower receiving such Loan or for whose account such Letter of Credit is being issued on the date of such Borrowing as to the facts specified in clauses (c), (d), (e), (f), (g) and (h) (to the extent that such Borrower is or should have been aware of any Material Adverse Effect) of this Section, except as otherwise disclosed in writing by any Guarantor or such Borrower to the Banks. Notwithstanding anything to the contrary, no Borrowing shall be permitted if such Borrowing would cause any Loan Party to fail to be in compliance with any of the covenants contained in this Agreement or in any of the other Loan Documents.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties by the Guarantors. In order to induce Administrative Agent and each of the other Banks which is or may become a party to this Agreement to make the Loans, each of Prologis and General Partner, as applicable, make the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.
     (a) Existence, Qualification and Power; Compliance with Laws. Each Guarantor (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (b) Authorization; No Contravention. The execution, delivery and performance by each Guarantor of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Consolidated Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Guarantor is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (c) Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, either Guarantor of this Agreement or any other Loan Document (excluding approvals, consents, exemptions and authorizations that have been obtained and are in full force and effect and those which, if not made or obtained, would not (a) materially and adversely affect the validity or enforceability of any Loan Document or (b) result in a Default).
     (d) Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Guarantor that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.
     (e) Financial Information.
     (i) Each of the General Partner Audited Financial Statements and the Old ProLogis Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the entities covered thereby as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show (either in the text thereof or the notes thereto) all material Liabilities of the entities covered thereby as of the date thereof.

     (ii) Each of (i) the unaudited consolidated balance sheet of General Partner and its Consolidated Subsidiaries dated March 31, 2011 and (ii) the unaudited consolidated balance sheet of Old ProLogis and its Consolidated Subsidiaries dated March 31, 2011, and, in each case, the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present the financial condition of the entities covered thereby as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments.
     (f) Litigation. As of the Closing Date, except as specifically disclosed in Schedule 4.1(f), there is no action, suit, proceeding, claim or dispute pending or, to the knowledge of any Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Company or against any Company’s properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     (g) Environmental. Prologis in the ordinary course of business conducts a review of the effect of existing Environmental Laws and claims alleging potential Liability or responsibility for violation of any Environmental Law on the business, operations and properties of Prologis and its Consolidated Subsidiaries and, as a result thereof has reasonably concluded that, except as specifically disclosed in Schedule 4.1(g), such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (h) Taxes. Each Company has filed all United States Federal and other material state, provincial, and other Tax returns and reports required to be filed including any Japanese national and local Tax returns and reports required to be filed, and has paid, collected, withheld and remitted all Federal and other material state, provincial, and other material Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, or which it has been required to collect or withhold and remit, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or such Taxes, the failure to make payment of which when due could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against any Company that would, if made, have a Material Adverse Effect
     (i) Disclosure. Each Guarantor has disclosed to the Lender Parties all agreements, instruments and corporate or other restrictions to which any Company is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to any Lender Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, each Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     (j) Solvency. Each Loan Party is, and after giving effect to all Obligations hereunder will be, Solvent.
     (k) Margin Regulations; Investment Company Act.
     (i) No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (ii) No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     (l) REIT Status. General Partner is qualified as a REIT.
     (m) No Default. No Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     (n) Compliance With Law. Each Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (o) Ownership of Property. Each Company has good record and marketable title in fee simple to, or valid trust beneficiary interests or leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (p) Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of each of the Guarantors is Pier 1, Bay 1, San Francisco, California 94111.
     (q) Documents. The documents delivered pursuant to Section 3.1(g) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of each Loan Party as of the Closing Date. General Partner is the general partner of Prologis. Attached hereto as Exhibit I-1 is a true, correct and complete (up to the tiers shown) organizational and transaction structure chart for the Qualified Borrowers as of the Closing Date.

     (r) Pension Law Compliance.
     (i) Each Plan is in compliance in all material respects with the applicable provisions of applicable Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or such Plan is entitled to rely on an advisory or opinion letter issued with respect to an IRS approved master and prototype or volume submitter plan, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Prologis, nothing has occurred which would prevent, or cause the loss of, such qualification. Prologis and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any such Pension Plan.
     (ii) There are no pending or, to the best knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Neither Prologis nor any other Borrower has knowledge of any prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or violation of the fiduciary responsibility rules (within the meaning of Section 404 or 405 of ERISA) with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (iii) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither Prologis nor any ERISA Affiliate has incurred, or reasonably expects to incur, any Liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither Prologis nor any ERISA Affiliate has incurred any unsatisfied, or reasonably expects to incur any, Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such Liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither Prologis nor any ERISA Affiliate has engaged in a transaction that reasonably could be expected to be subject to Sections 4069 or 4212(c) of ERISA.
     (s) Plan Assets. The assets of each Company are not “plan assets” as defined in 29 C.F.R. § 2510.3 101(a)(1), as modified by Section 3(42) of ERISA.
     Section 4.2 Representations and Warranties by the Initial Borrower. In order to induce Administrative Agent and each of the other Banks which is or may become a party to this Agreement to make the Loans, the Initial Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.
     (a) Existence and Power. The Initial Borrower is a tokurei yugen kaisha duly formed under the laws of Japan. The Initial Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

     (b) Power and Authority.
     (i) The Initial Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Initial Borrower and the performance by the Initial Borrower of the Loan Documents to which it is a party.
     (ii) The Initial Borrower has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes, or will constitute, the legal, valid and binding obligation of the Initial Borrower, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
     (c) No Violation. Neither the execution, delivery or performance by or on behalf of the Initial Borrower of the Loan Documents to which it is a party, nor compliance by the Initial Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Initial Borrower pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Initial Borrower (or of any partnership of which the Initial Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by the Initial Borrower under any organizational document of any Person in which the Initial Borrower has an interest, or cause a material default under the Initial Borrower’s organizational documents, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).
     (d) Litigation. As of the Closing Date, except as previously disclosed by the Guarantors in writing to the Banks, there is no action, suit or proceeding pending against or, to the knowledge of the Initial Borrower, threatened against or affecting, (i) the Initial Borrower, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents. As of the Closing Date, no such action, suit or proceeding exists.
     (e) Organizational Documents. The Initial Borrower represents that it has delivered to Administrative Agent true, correct and complete copies of its organizational documents.

Attached hereto as Exhibit I-2 is a true, correct and complete (up to the tiers shown) organizational and transaction structure chart for the Initial Borrower as of the Closing Date.
ARTICLE V
AFFIRMATIVE AND NEGATIVE COVENANTS
     Prologis covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligations remain unpaid:
     Section 5.1 Information. General Partner will deliver, or cause to be delivered, to each of the Banks:
     (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of General Partner and Prologis (commencing with the fiscal year ended December 31, 2011), a consolidated balance sheet of each of (i) General Partner and its Consolidated Subsidiaries and (ii) Prologis and its Consolidated Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws; provided that, with respect to any information contained in materials furnished pursuant to Section 5.1(f), General Partner shall not be separately required to furnish such information, but the foregoing shall not be in derogation of the obligation of General Partner to furnish the information and materials described above at the times specified therein;
     (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of General Partner and Prologis (commencing with the fiscal quarter ended June 30, 2011), a consolidated balance sheet of each of (i) General Partner and its Consolidated Subsidiaries and (ii) Prologis and its Consolidated Subsidiaries, in each case as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, and equity and cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form a balance sheet as of the end of the previous fiscal year and statements of income or operation and cash flows for the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Prologis as fairly presenting the financial condition, results of operations, equity and cash flows of the Companies, subject only to normal year-end audit adjustments and the absence of footnotes; provided that, with respect to any information contained in materials furnished pursuant to Section 5.1(f), General Partner shall not be separately required to furnish such information, but the foregoing shall not be in derogation of the obligation of General Partner to furnish the information and materials described above at the times specified therein;
     (c) annually, unaudited financial information for each Borrower prepared by such Borrower in the ordinary course of business, together with notice from each Borrower of any disposition or transfer by such Borrower of any real estate asset to an Affiliate of Prologis during the prior year;
     (d) concurrently with the delivery of each set of financial statements referred to in clauses (a) above, an opinion from a Registered Public Accounting Firm of nationally recognized standing to the effect that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of General Partner and its Consolidated Subsidiaries, or Prologis and its Consolidated Subsidiaries, as applicable, as of the date thereof and the consolidated results of operations of General Partner and its Consolidated Subsidiaries, or Prologis and its Consolidated Subsidiaries, as applicable, for the fiscal year then ended;
     (e) concurrently with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a duly completed Compliance Certificate signed by a Responsible Officer of General Partner;
     (f) promptly after filing, true, correct, and complete copies of all material reports or filings filed by or on behalf of any Company with any Governmental Authority (including copies of each Form 10-K, Form 10-Q, and Form S-8 filed by or on behalf of any Company with the SEC);
     (g) promptly, such additional information regarding the business, financial or corporate affairs of any Company (and to the extent available to a Company, any other Borrower), or compliance with the terms of the Loan Documents, as Administrative Agent may from time to time reasonably request;
     (h) promptly upon receipt by General Partner or Prologis of notice thereof, and in any event within five Business Days after, any change in the Moody’s Rating, the S&P Rating or the Fitch Rating, notice of such change; and
     (i) notice of (i) the occurrence of any Default (which notice shall describe with particularity any provision of this Agreement or any other Loan Document that has been breached), (ii) any ERISA Event, (iii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including: (x) breach or non-performance of, or any default under, a Contractual Obligation of any Company; (y) any dispute, litigation, investigation, proceeding or suspension between any Company and any Governmental Authority; (z) the commencement of, or any material development in, any litigation or proceeding affecting any Company, including pursuant to any applicable Environmental Laws, and (iv) any material change in the accounting policies or financial reporting practices by any Company (except to the extent disclosed in financial statements provided pursuant to Section 5.1(a) and (b), including the footnotes to such financial statements); provided that each such notice shall be accompanied by a statement of a Responsible Officer of the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action such Loan Party has taken and proposes to take with respect thereto.
Documents required to be delivered pursuant to Section 5.1(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which a Company posts such documents, or provides a link thereto on its website on the internet at the website address listed on Exhibit G; or (ii) on which such documents are posted on its behalf on an internet or intranet website, if any, to which each Lender Party has access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that a Company shall notify Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and, if requested, provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Prologis with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each of General Partner and Prologis hereby acknowledges that (a) Administrative Agent will make available to each Bank and the Fronting Bank materials and/or information provided by or on behalf of General Partner and Prologis hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain Banks may be “public-side” lenders (i.e., Banks that do not wish to receive material non-public information with respect to General Partner, Prologis or their respective securities) (each, a “Public Lender”). Each of General Partner and Prologis hereby agrees that: (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” General Partner and Prologis shall be deemed to have authorized each Lender Party to treat such Borrower Materials as not containing any material non-public information with respect to General Partner, Prologis or their respective securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, neither General Partner nor Prologis shall have any obligation to mark any Borrower Materials “PUBLIC”.
     Section 5.2 Payment of Obligations. General Partner shall, and shall cause each other Company to, pay and discharge as the same shall become due and payable, all its Liabilities (including tax Liabilities), except to the extent (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained therefor, or (b) the failure to pay and discharge Liabilities could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.3 Maintenance of Property; Insurance.
     (a) General Partner shall, and shall cause each other Company to: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (b) General Partner shall, and shall cause each other Company to, maintain insurance (giving effect to reasonable and prudent self-insurance) according to reasonable and prudent business practices.
     Section 5.4 Maintenance of Existence. General Partner shall, and shall cause each other Company to: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 5.9; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     Section 5.5 Compliance with Laws. General Partner shall, and shall cause each other Company to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     Section 5.6 Books and Records. General Partner shall, and shall cause each other Company to, maintain proper books of record and account, in which true and correct entries are made that are sufficient to prepare General Partner’s and Prologis’ financial statements in conformity with GAAP consistently applied.
     Section 5.7 Inspection of Property. Upon reasonable request, and subject to Section 9.14, General Partner shall, and shall cause each other Company to, allow Administrative Agent (or its Related Parties who may be accompanied by a Related Party of one (1) or more Banks) to inspect any of its properties, to review reports, files, and other records and to make and take away copies thereof, and to discuss (provided that the applicable other Company is given the opportunity to be present for such discussions) any of its affairs, conditions, and finances with its directors, officers, employees, or representatives from time to time upon reasonable notice, during normal business hours; provided that unless a Default has occurred and is continuing and except in the case of Administrative Agent and its Related Parties, such inspections shall be at the applicable Lender Party’s sole cost and expense.
     Section 5.8 Financial Covenants.
     (a) Consolidated Tangible Net Worth. General Partner shall not permit Consolidated Tangible Net Worth at any time to be less than $10,000,000,000.
     (b) Consolidated Leverage Ratio. General Partner shall not permit the Consolidated Leverage Ratio, as of the last day of any fiscal quarter, to exceed 0.60 to 1.0; provided that as of the last day of the four full fiscal quarters immediately following any Material Acquisition, such ratio may exceed 0.60 to 1.0 so long as it does not exceed 0.65 to 1.0.

     (c) Fixed Charge Coverage Ratio. General Partner shall not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.50 to 1.0.
     (d) Unencumbered Debt Service Coverage Ratio. General Partner shall not permit the Unencumbered Debt Service Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.50 to 1.0.
     (e) Secured Indebtedness. General Partner shall not permit the ratio (expressed as a percentage) of (i) the aggregate amount of all Secured Debt of the Companies outstanding as of the last day of any fiscal quarter, to (ii) Total Asset Value as of such date to exceed 35%; provided that as of the last day of the four consecutive fiscal quarters immediately following any Material Acquisition, such ratio may exceed 35% so long as it does not exceed 40%.
     Section 5.9 Restriction on Fundamental Changes.
     (a) Neither General Partner nor Prologis shall merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:
     (i) Prologis may merge with any Consolidated Subsidiary; provided that Prologis shall be the continuing or surviving Person; and
     (ii) General Partner or Prologis may merge, dissolve, liquidate or consolidate with or into another Person in connection with any transaction designed to change the corporate, partnership, limited liability company or other structure of such entity, or otherwise change its corporate or other form, so long as (i) the succeeding or remaining entity assumes all of the assets and liabilities of such Person and (ii) no Lender Party is adversely affected thereby.
     (b) No Borrower shall enter into any merger or consolidation without obtaining the prior written consent thereto in writing of the Majority Banks, unless the following criteria are met: (i) the surviving entity is predominantly in the commercial real estate business in Japan or the same jurisdiction of operation as such Borrower; (ii) the surviving entity continues to be 50% owned, directly or indirectly, by Prologis and Prologis continues to control such surviving entity, (iii) if such merger or consolidation involves a Qualified Borrower, the surviving entity continues to qualify as a Qualified Borrower; (iv) the surviving entity assumes all obligations of its predecessor hereunder; (v) if such merger or consolidation affects Collateral, substantially similar substitute Collateral (in Administrative Agent’s reasonable opinion) are provided as required by Section 2.12 and (vi) a Ratification is delivered to Administrative Agent. Neither Borrower nor a Qualified Borrower shall liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired. Nothing in this Section shall be deemed to prohibit the sale or leasing of portions of the Real Property Assets in the ordinary course of business.
     Section 5.10 Changes in Business. General Partner shall not, and shall not permit any other Company to, engage in any material line of business substantially different from those lines of business conducted by the Companies on the Closing Date or any business substantially related or incidental thereto.

     Section 5.11 General Partner Status. General Partner shall, at all times, maintain its status as a REIT.
     Section 5.12 Restricted Payments. General Partner shall not, and shall not permit any other Company to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if an Event of Default pursuant to Section 6.1(a) or 6.3(a) exists, except that:
     (a) any Consolidated Subsidiary may at any time make Restricted Payments to any other Company and, solely to the extent distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests;
     (b) any Company may at any time declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Company;
     (c) any Company may at any time purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
     (d) Prologis may at any time pay cash dividends and make other cash distributions to General Partner and, to the extent corresponding distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests, and General Partner may at any time pay cash dividends and make other cash distributions to the holders of its Equity Interests, in each case, in an amount not to exceed in the aggregate the greater of (i) 95% of the aggregate, cumulative “Funds from Operations” (excluding non- cash impairment charges, write-downs, or losses) of Prologis as reported to its shareholders in either the annual report of Prologis filed by or on behalf of Prologis with the SEC on a Form 10-K or any quarterly investment package prepared for the holders of its Equity Interests after December 31, 2010, and (ii) the amount of Restricted Payments required to be paid in order for General Partner to eliminate its REIT taxable income and/or to maintain its status as a REIT; and
     (e) any Company may at any time make non-cash Restricted Payments in connection with employee, trustee and director stock option plans or similar employee, trustee and director incentive arrangements.
     Section 5.13 Transactions with Affiliates. General Partner shall not, and shall not permit any other Company to, enter into any transaction of any kind with any Affiliate of General Partner, whether or not in the ordinary course of business; provided that the foregoing restriction shall not apply to (a) transactions with existing shareholders of Consolidated Subsidiaries and Unconsolidated Affiliates, (b) transactions in the ordinary course of business (i) on fair and reasonable terms substantially as favorable to such Company as would be obtainable by such Company at the time in a comparable arm’s length transaction with a Person other than an Affiliate or (ii) that comply with the requirements of the North America Security Administrators Association’s Statement of Policy of Real Estate Investment Trusts, (c) payments to or from such Affiliates under leases of commercial space on market terms, (d) payment of fees under asset or property management agreements under terms and conditions available from qualified management companies, (e) intercompany Liabilities and other Investments between any Company and its Consolidated Subsidiaries or Unconsolidated Affiliates otherwise permitted pursuant to this Agreement, (f) transactions between Companies, and (g) transactions otherwise permitted hereunder.
     Section 5.14 Negative Pledge Agreements; Burdensome Agreements.
     (a) General Partner shall not, and shall not permit any other Company to, grant a Lien (other than Permitted Liens) to any Person on the Equity Interests of any Company if the Unencumbered NOI of such Company is used in the calculation of Unencumbered Debt Service Coverage Ratio.
     (b) General Partner shall not, and shall not permit any other Company to, enter into any negative pledge or other agreement with any other Person such that Prologis or any Company shall be prohibited from granting to Administrative Agent, for the benefit of the Lender Parties, a first-priority Lien on the Equity Interests of any Company if the Unencumbered NOI of such Company is used in the calculation of Unencumbered Debt Service Coverage Ratio; provided that the provisions of Section 1013 of the Existing Indenture and any similar requirement for the grant of an equal and ratable lien in connection with a pledge of any property or asset to Administrative Agent, shall not constitute a negative pledge or any other agreement that violates this Section 5.14(b).
     (c) General Partner shall not, and shall not permit any other Company to, enter into any Contractual Obligation (other than this Agreement, any other Loan Document or any other agreement or document evidencing or governing Indebtedness of a Consolidated Subsidiary) that limits the ability of any Consolidated Subsidiary to make Restricted Payments to any Company.
     Section 5.15 Qualified Borrower Status. Each Qualified Borrower will continue to meet the qualifications of a Qualified Borrower.
     Section 5.16 Use of Proceeds. Each Borrower shall use the proceeds of the Loans for general corporate purposes not in contravention of any Laws or of any Loan Document.
     Section 5.17 Claims Pari Passu. Each Loan Party shall ensure that at all times the claims of the Lender Parties under the Loan Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors other than those claims that are preferred by Debtor Relief Laws.
ARTICLE VI
DEFAULTS
     Section 6.1 Guarantor Event of Default. A “Guarantor Event of Default” shall have occurred if one or more of the following events shall have occurred and be continuing:
     (a) any Guarantor fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document;
     (b) any Guarantor shall fail to observe or perform any covenant contained in Section 5.7, Section 5.8, or Section 5.12 applicable to such Guarantor;
     (c) any Guarantor fails to perform or observe any other covenant or agreement (not specified in any other clause of this Section 6.1) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the first to occur of (i) a Responsible Officer of General Partner or Prologis obtaining knowledge of such failure or (ii) General Partner’s receipt of notice from Administrative Agent of such failure; provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within thirty (30) days, then such thirty (30) day period shall be extended for such additional period of time (not exceeding ninety (90) additional days) as may be reasonably necessary to cure such failure so long as General Partner or Prologis commences such cure within such thirty (30) day period and diligently prosecutes same until completion;
     (d) any representation, warranty, certification or statement of fact made or deemed made by any Guarantor in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made (or deemed made) and, with respect to any representation, warranty, certification or statement not known by such Guarantor at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within thirty (30) days after the first to occur of (a) a Responsible Officer of General Partner or Prologis obtaining knowledge thereof or (b) written notice thereof from Administrative Agent to General Partner;
     (e) Any Company fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Recourse Debt (other than Indebtedness hereunder or under any other Loan Document and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000;
     (f) Any Company fails to observe or perform any other agreement or condition relating to or in respect of any Recourse Debt or contained in any instrument or agreement evidencing, securing or relating to the same, or any other event (excluding voluntary actions by any applicable Company) occurs, the effect of which default or other event is to cause Recourse Debt having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Recourse Debt to be made, prior to its stated maturity, or such Recourse Debt to become payable or cash collateral in respect thereof to be demanded;
     (g) There occurs under any Swap Contract that constitutes Recourse Debt an Early Termination Date (as defined in such Swap Contract) resulting from (i) any event of default under such Swap Contract as to which any Company is the Defaulting Party (as defined in such Swap Contract) or (ii) any Termination Event (as so defined) under such Swap Contract as to which any Company is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Company as a result thereof is greater than $50,000,000 and such amount is not paid when due;
     (h) Any Guarantor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any Guarantor or to all or any material part of its property is instituted without the consent of such Guarantor and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding;
     (i) (i) any Guarantor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Guarantor and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;
     (j) there is entered against any Company (i) a final judgment or order for the payment of money in an aggregate amount exceeding $50,000,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
     (k) (i) a Change of Control occurs or (ii) Prologis shall cease to own Equity Interests of any Borrower unless all Loans of such Borrower have been paid in full;
     (l) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in Liability of any Company under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) General Partner or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000.
     (m) the assets of any Borrower at any time constitute “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1) as modified by Section 3(42) of ERISA;

     (n) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (unless such cessation would not affect the obligations of any Guarantor or the rights and remedies of any Lender Party, in each case, in any material respect); or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further Liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
     Section 6.2 Rights and Remedies. Upon the occurrence of any Guarantor Event of Default described in Sections 6.1(h), (i), (l), (m) or (n), the Commitments shall immediately terminate and the unpaid principal amount of, and any accrued interest on, the Loans and any accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Loan Parties; and upon the occurrence and during the continuance of any other Guarantor Event of Default, Administrative Agent, following consultation with the Banks, may (and upon the demand of the Majority Banks shall), by written notice to the Loan Parties, in addition to the exercise of all of the rights and remedies permitted Administrative Agent and the Banks at law or equity or under any of the other Loan Documents, declare that the Commitments are terminated and declare the unpaid principal amount of and any accrued and unpaid interest on the Loans and any accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Loan Parties.
     Section 6.3 Borrower Event of Default. A “Borrower Event of Default” as to any Borrower shall have occurred if one or more of the following events shall have occurred and be continuing:
     (a) such Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document;
     (b) such Borrower shall fail to observe or perform any covenant of Section 5.9(b) and Section 5.15 applicable to such Borrower;
     (c) such Borrower fails to perform or observe any other covenant or agreement (not specified in any other clause of this Section 6.3) of such Borrower contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the first to occur of (a) a Responsible Officer of such Borrower obtaining knowledge of such failure or (b) such Borrower’s receipt of notice from Administrative Agent of such failure; provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within thirty (30) days, then such thirty (30) day period shall be extended for such additional period of time (not exceeding ninety (90) additional days) as may be reasonably necessary to cure such failure so long as such Borrower commences such cure within such thirty (30) day period and diligently prosecutes same until completion; provided, further, that such Borrower, in lieu of such cure, may within such time periods described above, exercise its right under Section 2.12 to cause such Security Documents to be terminated and released or to select another Security Option under Section 2.12, in which event such failure shall be deemed cured;
     (d) any representation, warranty, certification or statement of fact made by such Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) and, with respect to such representations, warranties, certifications or statements not known by such Borrower at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within thirty (30) days after written notice thereof from Administrative Agent to such Borrower;
     (e) such Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, including under Japanese law, any corporate action or proceedings are undertaken relating to bankruptcy (hasan), civil rehabilitation (minjisaisei tetsuzuki kaishi), commencement of corporate reorganization proceedings (kaisha kosei tetsuzuki), or commencement of special liquidation (tokubetsu seisan); and except for any such action taken for the purposes of a reconstruction or amalgamation whilst solvent on terms previously approved by Administrative Agent or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets or seeking the appointment of a trustee, receiver, liquidate, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; provided that none of the foregoing shall be deemed an Event of Default if, within forty-five (45) Business Days of the occurrence of any such event, (i) a Subsidiary satisfying the definition of Qualified Borrower (and which would not cause a similar default under this Section 6.3(e)) is substituted for such Borrower or (ii) all Obligations of such Borrower have been paid in full and such Borrower has been removed as a Loan Party;
     (f) an involuntary case or other proceeding shall be commenced against such Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect (including the Japanese laws set forth in Section 6.3(e) above) or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against any Borrower under the federal or national bankruptcy laws as now or hereafter in effect; provided that none of the foregoing shall be deemed an Event of Default if, within forty-five (45) Business Days of the occurrence of any such event, (i) a Subsidiary satisfying the definition of Qualified Borrower (and which would not cause a similar default under this Section 6.3(f)) is substituted for such Borrower or (y) all Obligations of such Borrower have been paid in full and such Borrower has been removed as a Loan Party;
     (g) at any time, for any reason, such Borrower seeks to repudiate its obligations under any Loan Document;
     (h) any assets of such Borrower shall constitute “plan assets” (within the meaning of 29 C.F.R. § 25 10.3-101 as modified by Section 3(42) of ERISA); provided that if, within forty-five (45) Business Days of the date any assets of such Borrower constitute “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101 as modified by Section 3(42) of ERISA), (i) a Subsidiary satisfying the definition of Qualified Borrower is substituted for such Borrower (and which would not cause a similar default under this Section 6.3(h)) or (ii) all Obligations of such Borrower have been paid in full and such Borrower has been removed as a Loan Party; or
     Section 6.4 Rights and Remedies with Respect to Borrower Event of Default. Upon the occurrence of any Borrower Event of Default described in Sections 6.3(e), (f), (g), or (h) with respect to such Borrower, (i) the unpaid principal amount of, and any accrued interest on, the Loans made to such defaulting Borrower and any accrued fees and other Obligations of such defaulting Borrower hereunder shall automatically become immediately due and payable by such defaulting Borrower, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by such defaulting Borrower and (ii) Administrative Agent shall have the right to immediately make a claim under the Guaranty for, and demand payment by the Guarantors of, the amounts set forth in subclause (i) above (it being agreed that the Guarantors’ obligations are primary and shall be enforceable against each Guarantor and its respective successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by Administrative Agent or any of the Banks against the defaulting Borrower); and upon the occurrence and during the continuance of any other Borrower Event of Default, Administrative Agent, following consultation with the Banks, may (and upon the demand of the Majority Banks shall), by written notice to such defaulting Borrower and each Guarantor, in addition to the exercise of all of the rights and remedies permitted Administrative Agent and the Banks at law or equity or under any of the other Loan Documents to which such defaulting Borrower is a party, (x) declare that the unpaid principal amount of and any accrued and unpaid interest on the Loans made to such defaulting Borrower and any accrued fees and other Obligations of such defaulting Borrower hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise provided in the Loan Documents to which such defaulting Borrower is a party) without presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by such defaulting Borrower and (y) immediately make a claim under the Guaranty for, and demand payment by, the Guarantors of such amounts set forth in subclause (x) above (it being agreed that the Guarantors’ obligations are primary and shall be enforceable against each

Guarantor and its respective successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by Administrative Agent or any of the Banks against the defaulting Borrower).
     Section 6.5 Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted to Administrative Agent or the Banks under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained by Administrative Agent on behalf of Administrative Agent and/or the Banks. Administrative Agent shall act at the direction of the Majority Banks in connection with the exercise of any remedies at law, in equity or under any of the Loan Documents or, if the Majority Banks are unable to reach agreement, then, from and after an Event of Default, Administrative Agent may pursue such rights and remedies as it may determine.
     Section 6.6 Notice of Default. Administrative Agent shall give notice to the Loan Parties of a Default promptly upon being requested to do so by the Majority Banks and shall thereupon notify all the Banks thereof. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless Administrative Agent has received notice in writing from a Bank, a Borrower or a Guarantor referring to this Agreement or the other Loan Documents, describing such event or condition. Should Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should Administrative Agent send any Borrower or Guarantors a notice of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each Bank.
     Section 6.7 Actions in Respect of Letters of Credit. (a) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder (regardless of on whose behalf it shall have been issued) and a Guarantor Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, Administrative Agent, after consultation with the Banks, may, and upon the demand of the Majority Banks shall, whether in addition to the taking by Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon each Borrower for whom a Letter of Credit was issued, and forthwith upon such demand (but in any event within ten (10) days after such demand), each such Borrower shall deliver to Administrative Agent, to hold as collateral for all Obligations arising from such Letter of Credit on behalf of the Banks, in same day funds at Administrative Agent’s office designated in such demand, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of Administrative Agent (on behalf of the Banks) and under its sole dominion and control at such place as shall be designated by Administrative Agent, an amount equal to the amount of the Letter of Credit Usage under the Letters of Credit issued for the account of such Borrower. If, at any time and from time to time, any Letter of Credit shall have been issued hereunder for the account of any Borrower and a Borrower Event of Default shall have occurred and be continuing with respect to such Borrower, then, upon the occurrence and during the continuation thereof, Administrative Agent, after consultation with the Banks, may, and upon the demand of the Majority Banks shall, whether in addition to the taking by Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon such defaulting Borrower for whom a Letter of Credit was issued, and forthwith upon such demand (but in any event within ten (10) days after such demand), such defaulting Borrower shall deliver to Administrative Agent, to hold as collateral for all Obligations arising from such Letter of Credit on behalf of the Banks, in same day funds at Administrative Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, an amount equal to the amount of the Letter of Credit Usage under such Letters of Credit issued for the account of such defaulting Borrower. In addition, if any Letter of Credit shall have been issued hereunder (regardless of on whose behalf it shall have been issued) and a Bank is at such time a Defaulting Bank, Borrower shall, within one (1) Business Day of delivery of written notice thereof by Administrative Agent, deliver to Administrative Agent, to hold as collateral for all Obligations arising from such Letter of Credit on behalf of the Banks, in same day funds at Administrative Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, an amount equal to such Defaulting Bank’s Pro Rata Share (after giving effect to Section 9.15(d) and any cash collateral provided by the Defaulting Bank or retained pursuant to Section 9.15(b)) of the amount of the Letter of Credit Usage under such Letters of Credit issued for the account of such Borrower. If a Borrower is required to provide an amount of cash collateral pursuant to this Section 6.7 as a result of a Bank being a Defaulting Bank, such cash collateral shall be released and promptly returned to such Borrower from time to time to the extent the amount deposited shall exceed the Defaulting Bank’s Pro Rata Share of the Letter of Credit Usage or if such Bank ceases to be a Defaulting Bank. Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the Prime Rate.
     (b) Each Borrower hereby pledges, assigns and grants to Administrative Agent, as administrative agent for its benefit and the ratable benefit of the Banks a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):
     (i) the Letter of Credit Collateral Account, all cash of such Borrower deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;
     (ii) all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by Administrative Agent for or on behalf of such Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral of such Borrower;
     (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral of such Borrower; provided that, if no Event of Default has occurred and is continuing, any interest, dividends or other earnings received with respect to the Letter of Credit Collateral shall be distributed to Borrower on a monthly basis; and
     (iv) to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.
The lien and security interest granted hereby secures the payment of all obligations of such Borrower now or hereafter existing hereunder and under any other Loan Document.

     (c) Each Borrower hereby authorizes Administrative Agent for the ratable benefit of the Banks to apply, from time to time after funds of such Borrower are deposited in the Letter of Credit Collateral Account, funds of such Borrower then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as Administrative Agent may elect, as shall have become due and payable by such Borrower to the Banks in respect of the Letters of Credit issued for the account of such Borrower.
     (d) Neither a Borrower nor any Person claiming or acting on behalf of or through such Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Sections 6.7(b) and (h) hereof.
     (e) Each Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral of such Borrower or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral of such Borrower, except for the security interest created by this Section 6.7.
     (f) If any Event of Default shall have occurred and be continuing:
     (i) With respect to any Guarantor Event of Default, Administrative Agent may, in its sole discretion, without notice to the Loan Parties except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of the Letter of Credit Collateral of any Borrower first, (x) amounts previously drawn on any Letter of Credit issued for the account of such Borrower that have not been reimbursed by the applicable Borrower and (y) any Letter of Credit Usage of such Borrower described in clause (ii) of the definition thereof that are then due and payable and second, any other unpaid Obligations then due and payable, in such order as Administrative Agent shall elect. With respect to any Borrower Event of Default relating to any Borrower, Administrative Agent may, in its sole discretion, without notice to the Loan Parties except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of the Letter of Credit Collateral of such Borrower first, (x) amounts previously drawn on any Letter of Credit issued for the account of such Borrower that have not been reimbursed by such Borrower and (y) any Letter of Credit Usage of such Borrower described in clause (ii) of the definition thereof that are then due and payable from such Borrower and second, any other unpaid Obligations of such Borrower then due and payable, in such order as Administrative Agent shall elect. The rights of Administrative Agent under this Section 6.7 are in addition to any rights and remedies which any Bank may have.
     (ii) Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.
     (g) Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which Administrative Agent accords its own property, it being understood that, assuming such treatment, Administrative Agent shall not have any responsibility or liability with respect thereto.
     (h) At such time as all Events of Default have been cured or waived in writing, all amounts of any Borrower remaining in the Letter of Credit Collateral Account shall be promptly returned to such Borrower and, in the case of Letters of Credit maturing after the Maturity Date, upon the return of any such Letter of Credit, any amount attributable to such Letter of Credit shall be promptly returned to the Borrower. Absent such cure or written waiver, any surplus of the funds of any Borrower held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of such Borrower hereunder and under any other Loan Document after the Maturity Date shall be paid to such Borrower or to whomsoever may be lawfully entitled to receive such surplus.
     Section 6.8 Distribution of Proceeds after Default. Notwithstanding anything contained herein to the contrary but subject to the provisions of Section 9.15 hereof, from and after an Event of Default, to the extent proceeds are received by Administrative Agent, such proceeds will be distributed to the Banks pro rata in accordance with the unpaid principal amount of the Loans (giving effect to any participations granted therein pursuant to Section 9.4).
ARTICLE VII
ADMINISTRATIVE AGENT
     Section 7.1 Appointment and Authorization. Each Bank irrevocably appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as set forth in Sections 7.8 and 7.9 hereof, the provisions of this Article VII are solely for the benefit of Administrative Agent and the Banks, and no Loan Party shall have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Loan Parties.
     Section 7.2 Agency and Affiliates. Sumitomo Mitsui Banking Corporation has the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not Administrative Agent and Sumitomo Mitsui Banking Corporation and each of its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Loan Parties or any Subsidiary or affiliate of the Loan Parties as if it were not Administrative Agent hereunder, and the term “Bank” and “Banks” shall include Sumitomo Mitsui Banking Corporation in its individual capacity.
     Section 7.3 Action by Administrative Agent. The obligations of Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI. The duties of Administrative Agent shall be administrative in nature. Subject to the provisions of Sections 7.1,

7.5 and 7.6, Administrative Agent shall administer the Loans in the same manner as it administers its own loans.
     Section 7.4 Consultation with Experts. As between Administrative Agent on the one hand and the Banks on the other hand, Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     Section 7.5 Liability of Administrative Agent. As between Administrative Agent on the one hand and the Banks on the other hand, neither Administrative Agent nor any of its affiliates nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Majority Banks or (ii) in the absence of its own gross negligence or willful misconduct. As between Administrative Agent on the one hand and the Banks on the other hand, neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Loan Parties; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to Administrative Agent, or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. As between Administrative Agent on the one hand and the Banks on the other hand, Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.
     Section 7.6 Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify Administrative Agent and its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Loan Parties) against any cost, expense (including reasonable and documented counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Administrative Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder. In the event that Administrative Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this Section 7.6, recoup any amount from any Loan Party, or any other party liable therefor in connection with such indemnification, Administrative Agent shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank. Administrative Agent shall reimburse such Banks so entitled to reimbursement within two (2) Business Days of its receipt of such funds from such Loan Party or such other party liable therefor.
     Section 7.7 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
     Section 7.8 Successor Agent. Administrative Agent may resign at any time by giving notice thereof to the Banks and the Loan Parties, and Administrative Agent shall resign in the event its Commitment (without participants) is reduced to less than the Commitment of any other Bank. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Administrative Agent which successor Administrative Agent shall be subject to Fronting Bank’s approval and, provided no Guarantor Event of Default has occurred and is then continuing, be subject to Prologis’ approval, which approval (in both cases) shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Majority Banks and approved by Prologis and the Fronting Bank, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be Administrative Agent who shall act until the Majority Banks shall appoint an Administrative Agent. Any appointment of a successor Administrative Agent by the Majority Banks or the retiring Administrative Agent pursuant to the preceding sentence shall be subject to the approval of the Fronting Bank approval and, provided no Guarantor Event of Default has occurred and is then continuing, Prologis’ approval, which approval (in either case) shall not be unreasonably withheld or delayed. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. For gross negligence or willful misconduct, as determined by all the Banks (excluding for such determination Administrative Agent in its capacity as a Bank, as applicable), or if Administrative Agent becomes a Defaulting Bank (as determined by the Majority Banks other than Administrative Agent in its capacity as a Bank, and the Borrower), Administrative Agent may be removed at any time by giving at least thirty (30) Business Days’ prior written notice to Administrative Agent and Borrower. Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent in accordance with the provisions of this Section 7.8.
     Section 7.9 Consents and Approvals. All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to Administrative Agent by a Borrower or any Guarantor in respect of the matter or issue to be resolved, (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof, and (v) shall include the following clause in capital letters, “FAILURE TO RESPOND TO THIS NOTICE WITHIN THE BANK REPLY PERIOD SHALL BE DEEMED CONSENT TO THE RECOMMENDATION SET FORTH HEREIN”.

Each Bank shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from Administrative Agent (the “Bank Reply Period”). Unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Bank Reply Period, such Bank shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Majority Banks or all the Banks, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent (or deemed approval or consent, as the case may be) shall follow the course of action or determination of the Majority Banks or all the Banks (and each non-responding Bank shall be deemed to have concurred with such recommended course of action), as the case may be.
     Section 7.10 Cooperation with Asset Liquidation Plan Amendments. Each Qualified Borrower which is a TMK (“TMK Qualified Borrower”) may be required from time to time to amend its Asset Liquidation Plan as a result of (i) certain of its actions taken in accordance with, or not prohibited by, this Agreement, (ii) its status as a Qualified Borrower under this Agreement, or (iii) certain actions to be taken by such TMK Qualified Borrower in connection with any indebtedness to be obtained by such TMK Qualified Borrower, provided such indebtedness does not violate this Agreement (“TMK Permitted Indebtedness”). Administrative Agent and each of the Banks acknowledges the foregoing and hereby consents to any amendment to each TMK Qualified Borrower’s Asset Liquidation Plan that is required as a result of (i) such TMK’s respective actions taken in accordance with, or not prohibited by, this Agreement, (ii) its status as a Qualified Borrower under this Agreement, or (iii) such TMK Qualified Borrower’s actions to be taken in accordance with a TMK Permitted Indebtedness, except to the extent any such amendment materially adversely affects the rights and/or remedies of any such Bank hereunder. Administrative Agent and each of the Banks shall reasonably cooperate with any TMK Qualified Borrower, at such TMK Qualified Borrower’s sole cost and expense, in amending its Asset Liquidation Plan and timely provide any TMK Qualified Borrower with such executed consents, acknowledgments of notice or other documents as such TMK Qualified Borrower may reasonably request or as may be required by the applicable Japanese governmental authorities to so amend its Asset Liquidation Plan. In furtherance of the foregoing, each Bank shall execute and deliver to Administrative Agent on the Closing Date twenty (20) originals of the “Prior Consent Concerning Amendment to Asset Liquidation Plan” in the form of Exhibit F (the “Consents”), and the Banks hereby authorize Administrative Agent to complete one or more of such Consents and deliver the same in the event any TMK Qualified Borrower seeks to amend its Asset Liquidation Plan in accordance with this Section 7.10, provided that any action described in such Consent must not violate this Agreement. Within ten (10) days of the request of Administrative Agent during the Term, each Bank shall promptly execute and deliver such additional Consents as may be so requested and necessary for the purposes set forth in this Section 7.10. Notwithstanding the foregoing, if such amendment is immaterial as set forth in Article 151, Section 3, Item 1 of the TMK Law, no consent of Administrative Agent nor of any Bank shall be required.

ARTICLE VIII
CHANGE IN CIRCUMSTANCES
     Section 8.1 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Yen LIBOR Borrowing, Administrative Agent determines in good faith that deposits in Yen (in the applicable amounts) are not being offered in the relevant market for such Interest Period, Administrative Agent shall forthwith give notice thereof to Prologis and the Banks, whereupon until Administrative Agent notifies Prologis and the Banks that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Yen LIBOR Loans shall be suspended. In such event, unless the applicable Borrower notifies Administrative Agent on or before the second (2nd) Business Day before, but excluding, the date of any Yen LIBOR Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing (unless any Bank has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn, in which event Administrative Agent shall determine in good faith the appropriate rate of interest after consultation with the Borrower and the Banks).
     If, at any time, the obligations of the Banks to make Yen LIBOR Loans shall be suspended pursuant to the terms of this Section 8.1, with respect to any Bank that has previously notified Administrative Agent and Borrower that it is unable to make a Base Rate Loan which notice has not been withdrawn, Prologis shall have the right, upon five (5) Business Day’s notice to Administrative Agent, to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(e).
     Section 8.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Bank (or its Lending Office) (x) to make, maintain or fund its Yen LIBOR Loans, or (y) to participate in any Letter of Credit issued by the Fronting Bank, or, with respect to the Fronting Bank, to issue a Letter of Credit, Administrative Agent shall forthwith give notice thereof to the other Banks and the Loan Parties, whereupon until such Bank notifies the Loan Parties and Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank in the case of the event described in clause (x) above to make Yen LIBOR Loans, or in the case of the event described in clause (y) above, to participate in any Letter of Credit issued by the Fronting Bank or, with respect to the Fronting Bank, to issue any Letter of Credit, shall be suspended. With respect to Yen LIBOR Loans, before giving any notice to Administrative Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Yen LIBOR Loans to maturity and shall so specify in such notice, the applicable Borrower shall be deemed to have delivered a Notice of Interest Rate Election and such Yen LIBOR Loan shall be converted as of such date to a Base Rate Loan (without payment of any amounts that such Borrower would otherwise be obligated to pay pursuant to Section 2.14 hereof with respect to Loans converted pursuant to this Section 8.2) in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Yen LIBOR Loans of the other Banks), and such Bank shall make such a Base Rate Loan (unless such Bank has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan, in which event Administrative Agent shall determine in good faith the appropriate rate of interest for such Loans after consultation with the Borrower and such Bank).
     If at any time, it shall be unlawful for any Bank to make, maintain or fund its Yen LIBOR Loans, Prologis shall have the right, upon five (5) Business Day’s notice to Administrative Agent, to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, together with accrued and unpaid interest thereon, and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest due thereon and any fees due hereunder, upon which event, such Bank’s Commitments shall be deemed to be canceled pursuant to Section 2.11(e).
     Section 8.3 Increased Cost and Reduced Return.
     (a) If, on or after the date hereof, the adoption or phase in of any applicable law, rule or regulation, or any change in any applicable law, rule, directive, guideline, decision, or regulation, or any change in the interpretation, re-interpretation, application or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) made at the Closing Date of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Japanese Central Bank), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the Effective Date affecting such Bank’s Yen LIBOR Loans, its Note, or its obligation to make Yen LIBOR Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Yen LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Note with respect to such Yen LIBOR Loans, by an amount deemed by such Bank to be material, then, subject to the provisions of Section 8.4 (which shall be controlling with respect to matters covered thereby), within 15 days after demand by such Bank (with a copy to Administrative Agent), each Borrower shall pay to such Bank such additional amount or amounts attributable to the Yen

LIBOR Loans made to such Borrower (based upon a reasonable allocation thereof by such Bank to the Yen LIBOR Loans made by such Bank hereunder) as will compensate such Bank for such increased cost or reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.
     (b) If any Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Bank Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Bank Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to Administrative Agent), each Borrower shall pay to such Bank such additional amount or amounts attributable to the Yen LIBOR Loans made to such Borrower as will compensate such Bank (or its Bank Parent) for such reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.
     (c) Each Bank will promptly notify Prologis and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall fail to notify Prologis of any such event within ninety (90) days following the end of the month during which such event occurred, then the applicable Borrower’s and Guarantor’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified Prologis of the occurrence of such event. A certificate of any Bank claiming compensation under this Section and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
     (d) If at any time, any Bank shall be owed amounts pursuant to this Section 8.3, Prologis shall have the right, upon five (5) Business Day’s notice to Administrative Agent to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(e).

     Section 8.4 Taxes.
     (a) Any payments by any Loan Party to or for the account of any Bank or Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and Administrative Agent, taxes imposed on or measured by its overall income (however denominated), and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or Administrative Agent (as the case may be) is organized, in which its principal office is located, in which it is otherwise conducting business and subject to such taxes or, in the case of each Bank, taxes imposed on or measured by its overall income (however denominated), and franchise or similar taxes imposed on it, by the jurisdiction of such Bank’s Lending Office or any political subdivision thereof or by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Bank or Administrative Agent and such other jurisdiction or by the United States (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Non-Excluded Taxes”). If a Loan Party shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.4) such Bank, the Fronting Bank or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party shall make such deductions, (iii) the Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Loan Party shall furnish to Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.
     (b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note made by such Borrower, any Security Documents of such Borrower or any Letter of Credit issued for the account of such Borrower or from the execution or delivery of, or otherwise with respect to, this Agreement, any Note made by such Borrower, any Security Documents of such Borrower or any Letter of Credit issued for the account of such Borrower (hereinafter referred to as “Other Taxes”).
     (c) In the event that Non-Excluded Taxes not imposed on the Closing Date are imposed, or Non-Excluded Taxes imposed on the Closing Date increase, the applicable Bank shall notify Administrative Agent and the Loan Parties of such event in writing within a reasonable period following receipt of knowledge thereof. If such Bank shall fail to notify the Loan Parties of any such event within ninety (90) days following the end of the month during which such event occurred, then such Loan Party’s liability for such additional Non-Excluded Taxes incurred by such Bank as a result of such event (including payment of a make-whole amount under Section 8.4(a)(i)) shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified the Loan Parties of the occurrence of such event.

     (d) Each Borrower agrees to indemnify each Bank, the Fronting Bank and Administrative Agent for the full amount of Non-Excluded Taxes or Other Taxes for which such Borrower is liable under this Section 8.4 (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank, the Fronting Bank or Administrative Agent (as the case may be) and, so long as such Bank, the Fronting Bank or Administrative Agent has promptly paid any such Non-Excluded Taxes or Other Taxes, any liability for penalties and interest arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank, the Fronting Bank or Administrative Agent (as the case may be) makes demand therefor.
     (e) Each Bank confirms to Administrative Agent and to each Loan Party (on the date hereof or, in the case of a Bank which becomes a party hereto pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective) that it is Qualified Institutional Investor and each Bank shall promptly notify Administrative Agent and each Loan Party if there is any change in its status as a Qualified Institutional Investor.
     (f) Each Bank will promptly on request by any Borrower incorporated under the laws of Japan or borrowing through its registered branch in Japan take all reasonable steps (if any) required to be taken to establish entitlement to exemption for such Borrower from withholding under any applicable Japanese laws and any applicable double tax treaty, including satisfying any reasonable information, reporting or other requirement and completion and filing of relevant forms, claims, declarations and similar documents and shall provide such Borrower with copies of all forms, claims, declarations and similar documents filed for such purpose.
     (g) Each Bank that is established under the laws of a jurisdiction other than Japan and that is acting hereunder through a Lending Office in Japan agrees that it shall, if necessary, from time to time obtain from the relevant tax authorities a certificate certifying that such payment constitutes domestic source income (as provided for in Article 180 of the Income Tax Law (Law No. 33, 1965)) and deliver such certificate to each Borrower as required by Article 180, unless prevented from so doing as a result of the introduction of, or any change in, or any change in the interpretation or the application of, any law or regulation or as a result of compliance with any law or regulation made after the date of this Agreement. Upon reasonable demand by any Loan Party to Administrative Agent or any Bank, Administrative Agent or Bank, as the case may be, shall deliver to the Loan Party, or to such government or taxing authority as the Loan Party may reasonably direct, any form or document that may be required or reasonably requested in writing in order to allow the Loan Party to make a payment to or for the account of such Bank or Administrative Agent hereunder or under any other Loan Document without any deduction or withholding for or on account of any Non-Excluded Taxes or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to the Loan Party making such demand and to be executed and to be delivered with any reasonably required certification.
     (h) If a payment by Borrower to a Bank would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA, such Bank shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by either the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by either the Borrower or Administrative Agent, as applicable, as may be necessary for either the Borrower or Administrative Agent, as applicable, to comply with its obligations under FATCA, to determine that such Non-US Lender has complied with such Non-US Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. If a payment by Borrower to a Bank would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA, such Bank shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by either the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by either the Borrower or Administrative Agent, as applicable, as may be necessary for either the Borrower or Administrative Agent, as applicable, to comply with its obligations under FATCA, to determine that such Non-US Lender has complied with such Non-US Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
     (i) For any period with respect to which a Bank has failed to provide any Borrower with the appropriate form pursuant to Section 8.4(h), Section 8.4(g) or Section 8.4(f) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to any make-whole amount under Section 8.4(a)(i) nor indemnification under Section 8.4(d) with respect to Non-Excluded Taxes; provided that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, such Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes so long as such Borrower shall incur no cost or liability as a result thereof.
     (j) If any Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.
     (k) If Administrative Agent or Bank determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid any make-whole amounts pursuant to Section 8.4(a)(i), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or make-whole amounts paid, by the Borrower under this Section 8.4 with respect to the Non-Excluded Taxes and Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Administrative Agent or such Bank, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund).
     (l) If at any time, any Bank shall be owed amounts pursuant to this Section 8.4, Prologis shall have the right, upon five (5) Business Day’s notice to Administrative Agent to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(e).
     Section 8.5 Base Rate Loans Substituted for Affected Yen LIBOR Loans. If (i) the obligation of any Bank to make Yen LIBOR Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Yen LIBOR Loans and any Borrower shall, by at least five Business Days’ prior notice to such Bank through Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:
     (a) such Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Yen LIBOR Loans and thereafter all Loans which would otherwise be made by such Bank to such Borrower as Yen LIBOR Loans shall be made instead as Base Rate Loans (unless such Bank has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan, in which event Administrative Agent shall determine in good faith the appropriate rate of interest for such Loans after consultation with the Borrower and such Bank);
     (b) after each of its Yen LIBOR Loans has been repaid, all payments of principal which would otherwise be applied to repay such Yen LIBOR Loans shall be applied to repay its Base Rate Loans instead (and after each of its Base Rate Loans has been repaid, all payments of principal shall be applied to repay any remaining outstanding Loans), and
     (c) such Borrower will not be required to make any payment which would otherwise be required by Section 2.14 with respect to such Yen LIBOR Loans converted to Base Rate Loans (or other Loans) pursuant to clause (a) above.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party: (x) in the case of each of the Loan Parties, to Prologis at its address, telex number or facsimile number set forth on Exhibit G, (y) in the case of Administrative Agent, at its address, telex number or facsimile number set forth on Exhibit G, or (z) in the case of any Bank, at its address, telex number or facsimile number set forth in its Administrative Questionnaire. Administrative Agent agrees to provide Prologis with the address, telex number or facsimile number for each Bank. Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the telex number or facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 48 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to Administrative Agent under Article II or Article VIII shall not be effective until received.
     Section 9.2 No Waivers. No failure or delay by Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 9.3 Expenses; Indemnification.
     (a) The Guarantors and, in the case of clause (iii) below, each Loan Party (provided each Borrower shall only be liable for the enforcement costs incurred with respect to the Loan Documents to which such Borrower is a party, and provided, further, the Guarantors shall be liable for all enforcement costs incurred with respect to all of the Loan Documents) shall pay within thirty (30) days after written notice from Administrative Agent, (i) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent (including reasonable and documented fees and disbursements of special counsel Skadden, Arps, Slate, Meagher & Flom LLP), in connection with the preparation of this Agreement, the Loan Documents and the documents and instruments referred to therein, and any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all reasonable and documented fees and disbursements of special counsel in connection with the syndication of the Loans, and (iii) if an Event of Default occurs, all reasonable and documented out-of-pocket expenses incurred by Administrative Agent and each Bank, including reasonable and documented fees and disbursements of counsel for Administrative Agent and each of the Banks, in connection with the enforcement of the Loan Documents, including the Notes and Security Documents and any other instruments referred to therein, and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided that the attorneys’ fees and disbursements for which any Loan Party is obligated under this subsection (a)(iii) shall be limited to the reasonable and documented non-duplicative fees and disbursements of (A) counsel for Administrative Agent and (B) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which any Loan Party is obligated under this subsection (a)(iii) shall be limited to the reasonable and documented non-duplicative costs and expenses of Administrative Agent. For purposes of this Section 9.3(a)(iii), (1) counsel for Administrative Agent shall mean a single outside law firm representing Administrative Agent and (2) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group (which law firm may or may not be the same law firm representing Administrative Agent).
     (b) Each Borrower agrees to indemnify Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any liabilities, losses, damages, costs and expenses of any kind, including the reasonable and documented fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, and (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any Eligible Affiliate, or any Environmental Liability related in any way to any Borrower or any Eligible Affiliates, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement, (b) incurred solely by reason of the gross negligence, willful misconduct bad faith or fraud of any Indemnitee as finally determined by a court of competent jurisdiction, (c) arising from violations of Environmental Laws relating to a Property which are caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of Administrative Agent or any Bank shall be solely in their respective capacities as such director, officer, agent or employee. Each Borrower’s obligations under this Section shall survive the termination of this Agreement, the release of a Qualified Borrower pursuant to Section 2.21 and the payment of the Obligations. Without limitation of the other provisions of this Section 9.3, each Borrower shall indemnify and hold each of Administrative Agent and the Banks free and harmless from and against all loss, costs (including reasonable and documented attorneys’ fees and expenses), expenses, taxes, and damages (including consequential damages) that Administrative Agent and the Banks may suffer or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in Administrative Agent’s reasonable judgment by reason of the inaccuracy of the representations and warranties of such Borrower and/or any Guarantor.
     Section 9.4 Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of Administrative Agent, which consent shall not be unreasonably withheld, to set off and to appropriate and apply any deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including by branches and agencies of such Bank wherever located) to or for the credit or the account of, any Loan Party against and on account of the Obligations of any Loan Party then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including all interests in Obligations purchased by such Bank (provided that with respect to any Borrower Event of Default, each Bank shall have the right to exercise any or all of the foregoing rights only with respect to the defaulting Borrower and the Obligations of such defaulting Borrower). Each Bank agrees that if it shall by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it or Letter of Credit participated in by it or, in the case of the Fronting Bank, Letter of Credit issued by it (other than with respect to any cash collateral obtained by such Fronting Bank in connection with arrangements made to address the risk with respect to a Defaulting Bank), which is greater than the proportion received by any other Bank or Letter of Credit issued or participated in by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks or Letter of Credit issued or participated in by such other Bank shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of any Loan Party other than its indebtedness under the Notes, the Guaranty or the Letters of Credit. Each Loan Party agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or a Letter of Credit, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Loan Party in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with a Loan Party, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.
     Section 9.5 Amendments and Waivers.
     (a) Except as otherwise provided below in this Section 9.5, any provision of this Agreement or the Notes or the Letters of Credit or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Loan Parties and the Majority Banks (and, if the rights or duties of the Administrative or the Fronting Bank in their capacity as Administrative Agent or the Fronting Bank, as applicable, including those set forth in Section 9.15, are affected thereby, by Administrative Agent or the Fronting Bank, as applicable); provided that no amendment or waiver with respect to this Agreement, the Notes, the Letters of Credit or any other Loan Documents shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) release the Guaranty or (vi) modify the provisions of this Section 9.5. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Bank may not be increased or extended, nor the principal amount of the Loans owed to such Bank reduced, or the final maturity thereof extended, nor this sentence amended, in each case, without the consent of such Bank.
     (b) The provisions in Section 4.1 (other than Sections 4.1(p) and (q)), Article V (other than Sections 5.1(c), 5.9(b) and 5.15), and Section 6.1 contain essentially the same provisions with respect to General Partner and, to the extent applicable, Prologis as those contained in the corresponding representations, warranties, covenants and events of default in each of the Prologis Credit Agreements (as defined below) (the “Conforming Provisions”). In the event that either Guarantor, Administrative Agent and/or one or more administrative agents under any of the Prologis Credit Agreements propose to modify, waive or restate, or request a consent or approval with respect to, any of the Conforming Provisions (and/or any related definition) in any Prologis Credit Agreement in writing (which may include a written waiver of an existing actual or potential Default or Event of Default that is intended to be eliminated by such modification, restatement or waiver) (each, a “Modification”), and either Guarantor requests corresponding changes to this Agreement, then any such Modifications shall be subject to the approval of the Requisite Lenders (as defined below) and, simultaneously with approval of such Modifications by the Requisite Lenders, this Agreement shall be deemed modified or restated, or such waiver, consent or approval shall be deemed granted, in a manner consistent with such approved Modifications; provided that all the Banks shall have received notice of any such proposed Modification, together with reasonable time to respond thereto. If requested by a Guarantor or Administrative Agent, the Borrower, the Guarantors, Administrative Agent and each Bank shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval, as applicable, under this Agreement memorializing such modification, restatement, waiver, consent or approval. Notwithstanding the foregoing, however, nothing in this Section 9.5(b) shall be deemed to affect the rights of each Bank under the proviso of Section 9.5(a) and no Modification shall be deemed to effect a change to the provisions referred to therein without the consent of the parties required thereby. In addition, the Guarantors will be obligated to pay to Administrative Agent and the Banks fees calculated in the same manner as any fees that Guarantors pay to the agents and the lenders under the other Prologis Credit Agreements in connection with any such approved Modification. For the purposes of this Section 9.5(b), “Prologis Credit Agreements” means (i) this Agreement, (ii) the Global Credit Agreement, (iii) the Euro Term Loan Agreement, (iv) the Yen Term Loan Agreement and (v) any other credit agreement or loan agreement under which General Partner or Prologis is a borrower or guarantor, which contains any financial covenants applicable to General Partner and/or Prologis that are substantially similar to the financial covenants set forth in the Global Credit Agreement to the extent, and for so long as, General Partner designates such credit agreement or loan agreement as a Prologis Credit Agreement (provided that General Partner may revoke any such designation at any time in its sole discretion). As used in this Section 9.5(b), “Requisite Lenders” means, at any time, lenders (including the Banks) having at least 51% of the aggregate amount of (i) all commitments under any Prologis Credit Agreement with respect to which the commitments of the lenders thereunder are still in effect, and (ii) the aggregate unpaid principal amount of the loans outstanding under any Prologis Credit Agreement with respect to which the commitments of the lenders thereunder are no longer in effect. For purposes of calculating the Requisite Lenders, (x) in the case of swingline loans, the amount of each lender’s funded participation interest in such swingline loans shall be considered as if it were a direct loan and not a participation interest, and the aggregate amount of swingline loans owing to the swingline lender shall be considered as reduced by the amount of such funded participation interests, and (y) in the case of letters of credit, the amount of each lender’s participation in any such letter of credit shall be considered as if it were a direct loan from such lender.
     (c) Notwithstanding any other provision of this Agreement, Prologis and Administrative Agent may, without the consent of any other Lender Party, enter into such amendments to any provision of this Agreement or any other Loan Document as Administrative Agent may, in its reasonable opinion, determine to be necessary or appropriate to correct any ambiguity, omission or error herein, and, upon execution thereof by Prologis and Administrative Agent, any such amendment shall be binding on all of the parties hereto.
     (d) The parties hereto agree and acknowledge that the Borrower and the Guarantors have requested, and the Banks have agreed, that this Agreement shall be modified for the following purposes: (i) to permit, at Borrower’s option, borrowings (including Letters of Credit) denominated in Hong Kong Dollars and/or Singapore Dollars (and such other alternate currencies in such amounts as may be agreed upon by Borrower and the applicable Participating Banks (as defined below) in such alternate currencies) (each, an “Alternate Currency”) as agreed by the Participating Banks in their sole discretion so long as (x) such currency is freely transferable and freely convertible to Yen and (y) the credit rating of Prologis is investment grade from either S&P or Moody’s, (ii) to permit the use of the proceeds for the acquisition and development of real estate properties, or for other real estate purposes, in the countries in which any other Alternate Currency is the lawful currency, (iii) to permit the admission of one or more entities satisfying the definition of Qualified Borrower as Qualified Borrowers for the purpose of facilitating real estate investments in Japan or other regions of Asia in which any Alternate Currency is the lawful currency, (iv) to provide for the interest rate with respect to borrowings denominated in Hong Kong Dollars to be HIBOR plus the Applicable Margin, the interest rate with respect to borrowings denominated in Singapore Dollars to be SIBOR plus the Applicable Margin and, with respect to any other Alternate Currency, to specify the interest types and rates applicable to borrowings in each other Alternate Currency as agreed to by the Guarantors and the Participating Banks in such Alternate Currency, (v) to provide that borrowings (including Letters of Credit) in any Alternate Currency shall be made from the applicable Participating Banks as part of their existing Commitments so that the Yen equivalent amount of the principal amount of the Committed Loans by such Bank together with the Yen equivalent amount of such Bank’s Pro Rata Share of the outstanding Letter of Credit Usage shall not exceed the amount of its Commitment, (vi) to the extent that borrowings (including Letters of Credit) denominated in Yen or any Alternate Currency of any Participating Bank would not permit such Bank to participate on a full Pro Rata Share basis in any borrowings (including Letters of Credit) denominated in Yen, to permit such borrowings (including Letters of Credit) denominated in Yen to be on a pro rata basis until the Commitment of any such Participating Bank has been reached and thereafter to be made on a pro rata basis only among the remaining Banks whose Commitments have not yet been reached, (vii) to the extent that borrowings (including Letters of Credit) denominated in Yen of any Participating Bank would not permit such Bank to fully participate in any borrowings (including Letters of Credit) denominated in an Alternate Currency, to permit borrowings (including the reallocation of Bank participations in Letters of Credit) denominated in Yen from the non Participating Banks in order to repay existing borrowings (including the reduction of any Participating Bank’s participation in Letters of Credit denominated in Yen) of such Participating Banks in order to permit such Participating Banks to participate to the fullest extent possible in such borrowings (including Letters of Credit) denominated in an Alternate Currency, and (viii) to provide that the Yen equivalent of all outstanding borrowings (including Letters of Credit) denominated in an Alternate Currency shall be calculated by Administrative Agent monthly and at the time of each borrowing and that (A) if at any time the Yen equivalent of all outstanding borrowings (including Letters of Credit) in any Alternate Currency shall exceed 105% of the maximum amount permitted for such Alternate Currency, then the Guarantors, within three (3)

Business Days after notice thereof from Administrative Agent, shall repay (or cause the applicable Borrowers to repay) all or a portion of such borrowings (or reduce the amount of outstanding Letters of Credit denominated in such Alternate Currency) in such amount so that the aggregate thereof shall not exceed the maximum permitted, (B) if at any such time the Yen equivalent of the sum of (i) all outstanding Loans, and (ii) the outstanding Yen equivalent of the Letter of Credit Usage, so determined by Administrative Agent, in the aggregate, exceeds 105% of the Facility Amount, Guarantors, within three (3) Business Days after notice thereof from Administrative Agent, shall repay (and cause the applicable Borrowers to repay) all or a portion of such Loans (or reduce the amount of outstanding Letters of Credit), otherwise in accordance with the applicable terms of this Agreement, in such amount so that, following the making of such payment or reduction, the Yen equivalent outstanding of such Loans and Letter of Credit Usage does not exceed the Facility Amount (such amendment, the “Amendment”). Any Bank which is a party to this Agreement prior to the Amendment, at its sole discretion, may elect (but shall have no obligation) to participate in and make available borrowings in any Alternate Currency (each a “Participating Bank” as to such Alternate Currency). Notwithstanding anything to the contrary contained in this Agreement, the Amendment shall only require the approval of the Participating Banks as to any Alternate Currency and the Amendment shall not require the consent of those Banks who elect to not so participate. Borrower shall reimburse the Banks for all costs actually incurred by the Banks in connection with the Amendment as contemplated by this Section 9.5(d). With respect to any Alternate Currency, the Borrower and the Banks agree to use good faith efforts to finalize and execute the Amendment providing for such Alternate Currency within 180 days of the date that Borrower delivers to Administrative Agent a request for such Alternate Currency and shall use commercially reasonable efforts to finalize and execute any additional agreements reasonably requested by Administrative Agent to evidence the transactions contemplated hereby and thereby.
     (e) Notwithstanding any other provision of this Agreement (and without limiting the foregoing provisions of this Section 9.5 or the extension provisions set forth in Section 2.10), Prologis may, by written notice to Administrative Agent (which shall forward such notice to all Banks) make an offer (a “Loan Modification Offer”) to all Banks to make one or more amendments or modifications to allow the maturity of the Loans and/or Commitments of the Accepting Banks (as defined below) to be extended and, in connection with such extension, to (i) increase the Applicable Margin and/or fees payable with respect to the applicable Loans and/or the Commitments of the Accepting Banks and/or the payment of additional fees or other consideration to the Accepting Banks and/or (ii) change such additional terms and conditions of this Agreement solely as applicable to the Accepting Banks (such additional changed terms and conditions (to the extent not otherwise approved by the requisite Banks under the other applicable provisions of this Section 9.5) to be effective only during the period following the original maturity date prior to its extension by such Accepting Banks) (collectively, “Permitted Amendments”) pursuant to procedures reasonably acceptable to each of Prologis and Administrative Agent. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective (which shall not be less than 15 days nor more than 90 days after the date of such notice). Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Banks that accept the Loan Modification Offer (such Banks, the “Accepting Banks”) and, in the case of any Accepting Banks, only with respect to such Bank’s Loans and/or Commitments as to which such Bank’s acceptance has been made. Prologis, each

Accepting Bank and Administrative Agent shall enter into a loan modification agreement (the “Loan Modification Agreement”) and such other documentation as Administrative Agent shall reasonably specify to evidence (x) the acceptance of the Permitted Amendments and the terms and conditions thereof and (y) the authorization of Prologis to enter into and perform its obligations under the Loan Modification Agreement. Administrative Agent shall promptly notify each Bank as to the effectiveness of any Loan Modification Agreement. Each party hereto agrees that, upon the effectiveness of a Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Banks as to which such Banks’ acceptance has been made. Prologis may effectuate no more than two Loan Modification Agreements during the term of this Agreement.
     Section 9.6 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Loan Parties may not assign or otherwise transfer any of their rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and Administrative Agent and a Bank may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.
     (b) Prior to the occurrence of a Guarantor Event of Default, any Bank may at any time, grant to an existing Bank, one or more banks, finance companies, insurance companies or other financial institutions which are Qualified Institutional Investors (a “Participant”) in minimum amounts of not less than JPY 350,000,000 (or any lesser amount in the case of participations to an existing Bank) participating interests in its Commitment or any or all of its Loans. After the occurrence and during the continuance of a Guarantor Event of Default, any Bank may at any time grant to any Person in any amount (also a “Participant”), participating interests in its Commitment or any or all of its Loans. Any participation made during the continuation of a Guarantor Event of Default shall not be affected by the subsequent cure of such Guarantor Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Loan Parties and Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Loan Parties and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Loan Parties hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.5(a) without the consent of the Participant. The Loan Parties agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest.
     (c) Any Bank may at any time assign to a Qualified Institution (in each case, an “Assignee”) (i) prior to the occurrence of a Guarantor Event of Default, in minimum amounts of not less than JPY 350,000,000 and integral multiple of JPY 1,000,000 thereafter (or any lesser amount in the case of assignments to an existing Bank) and (ii) after the occurrence and during the continuance of a Guarantor Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit H executed by such Assignee and such transferor Bank; provided that such assignment shall be subject to Administrative Agent’s, the Fronting Bank’s and, if no Guarantor Event of Default shall have occurred and be continuing, Prologis’ consent, which consents shall not be unreasonably withheld or delayed; and provided, further, that if an Assignee is an affiliate of such transferor Bank (unless such transferor Bank is a Defaulting Bank) or was a Bank (unless such Bank is a Defaulting Bank) immediately prior to such assignment, Prologis’ consent shall not be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, Administrative Agent and each Borrower shall make appropriate arrangements so that, if required and in accordance with Section 2.6 hereof, a new Note is issued to the Assignee. In connection with any such assignment (other than an assignment by a Bank to an affiliate), the transferor Bank shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of US$3,500. If the Assignee is established under the laws of a jurisdiction other than Japan and is acting hereunder through a Lending Office in Japan, it shall deliver to Prologis and Administrative Agent a certificate from the relevant tax authorities certifying that any payments by a Loan Party to or for the account of the Assignee constitutes domestic source income (as provided for in Article 180 of the Income Tax Law (Law No. 33, 1965)) in accordance with Section 8.4. Any assignment made during the continuation of a Guarantor Event of Default shall not be affected by any subsequent cure of such Guarantor Event of Default.
     (d) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with Prologis’ prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
     (e) No Assignee of any rights and obligations under this Agreement shall be permitted to further assign less than all of such rights and obligations. No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.
     (f) Anything in this Agreement to the contrary notwithstanding, so long as no Guarantor Event of Default shall have occurred and be continuing, no Bank shall be permitted to enter into an assignment of, or sell a participation interest in, its rights and obligations hereunder which would result in such Bank holding a Commitment without participants of less than JPY

350,000,000 unless as a result of a cancellation or reduction of the aggregate Commitments (or in the case of Administrative Agent, less than the Commitment of any other Bank); provided that no Bank shall be prohibited from assigning its entire Commitment so long as such assignment is otherwise permitted under this Section 9.6.
     Section 9.7 Collateral. Each of the Banks represents to Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
     Section 9.8 Governing Law; Submission to Jurisdiction; Judgment Currency. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).
     (b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each Loan Party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Loan Parties at its address set forth below or in the applicable Qualified Borrower Joinder Agreement. Each Loan Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.
     (c) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.
     (d) The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Loan Parties to make payments in any currency of the principal of and interest on the Loans of any Borrower and any other amounts due from each Loan Party hereunder to Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 9.8(c)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by Administrative Agent at its relevant office on behalf of the Banks of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.
     Section 9.9 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by Administrative Agent and the Loan Parties of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).
     Section 9.10 WAIVER OF JURY TRIAL. EACH LOAN PARTY, ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.11 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.
     Section 9.12 Limitation of Liability. No claim may be made by any Loan Party or any other Person acting by or through Borrower against Administrative Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     Section 9.13 Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Loan Parties. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, shareholder or employee of any Loan Party or any general partner of any Loan Party (other than General Partner as the General Partner of Prologis), in each case except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee or such general partner.
     Section 9.14 Confidentiality. Administrative Agent and each Bank shall use reasonable efforts to assure that information about the Loan Parties and their Consolidated Subsidiaries and Unconsolidated Subsidiaries, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to Administrative Agent or any Bank pursuant to the provisions hereof or any other Loan Document is used only for the purposes of this Agreement and shall not be divulged to any Person other than Administrative Agent, the Banks, and their affiliates and respective officers, directors, employees and agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan and other transactions between such Bank and the Loan Parties, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights and exercise of any remedies of Administrative Agent and the Banks hereunder and under the other Loan Documents, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 9.6 hereof, who have agreed in writing to be bound by a confidentiality agreement substantially equivalent to the terms of this Section 9.14, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over Administrative Agent or any Bank or by any applicable law, rule, regulation or judicial process (but only to the extent not in violation, conflict or inconsistent with the applicable regulatory requirement, request, summons or subpoena); provided that in the event a Bank receives a summons or subpoena to disclose confidential information to any party, such Bank shall, if legally permitted, endeavor to notify Prologis thereof as soon as possible after receipt of such request, summons or subpoena and the Loan Parties shall be afforded an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Loan Parties and Administrative Agent may deem reasonable.
     Section 9.15 Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
     (a) Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.5.
     (b) Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to Administrative Agent by such Defaulting Bank pursuant to Section 9.4), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Bank to the Fronting Bank hereunder; third, if so determined by Administrative Agent or requested by the Fronting Bank, to be held as cash collateral for future funding obligations of such Defaulting Bank of any participation in any applicable Letter of Credit; fourth, if Prologis so requests (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Prologis, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Bank to fund Loans under this Agreement; sixth, to the payment on a pro rata basis of any amounts owing to any applicable Banks and the Fronting Bank as a result of any judgment of a court of competent jurisdiction obtained by such Bank or the Fronting Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment on a pro rata basis of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or participations in Letters of Credit in respect of which such Defaulting Bank has not fully funded its appropriate share and (y) such Loan or Letter of Credit draw was made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and amounts owing in respect of such Letters of Credit owed to, all applicable non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loan of, or any such amounts owed to, such Defaulting Bank. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section 9.15(b) shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents to the foregoing.
     (c) such Defaulting Bank (x) shall be limited in its right to receive facility fees as provided in Section 2.9(a) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.9(b).
     (d) During any period in which there is a Defaulting Bank, for purposes of computing the amount of the obligation of each non-Defaulting Bank to acquire, refinance or fund participations in Letters of Credit pursuant to the terms hereof, the Pro Rata Share of each non-Defaulting Bank shall be computed without giving effect to the Commitment of such Defaulting Bank; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Bank becomes a Defaulting Bank, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Bank to acquire, refinance or fund participations in Letters of Credit shall not exceed the unused Commitment of that non-Defaulting Bank.
     (e) If Prologis, Administrative Agent and Fronting Bank agree in writing, each in their sole discretion, that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Bank will, to the extent applicable, purchase that portion of outstanding Loans of the other Banks or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Banks in accordance with their Pro Rata Share (without giving effect to Section 9.15(d)), whereupon that Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.
     (f) Upon any determination by Administrative Agent that any Bank constitutes a Defaulting Bank, Administrative Agent shall promptly provide Prologis with notice of such determination; provided that any failure to so notify Prologis of such determination shall not have any effect on the status of such Bank as a Defaulting Bank.
     (g) Without limitation of any other provision of this Agreement, each Bank hereby irrevocably appoints Administrative Agent and its officers and agents, until the expiration of the Term, as such Bank’s true and lawful attorney-in-fact (which appointment is coupled with an interest and is irrevocable), with full power of substitution, to, after any Bank has become a Defaulting Bank, sign the name of such Defaulting Bank on any Consent and to deliver such Consent to any Qualified Borrower that is a TMK if such Consent is required to be delivered pursuant to the terms of this Agreement.
     Section 9.16 Banks’ ERISA Covenant. Each Bank, by its signature hereto or on the applicable Transfer Supplement, hereby agrees (a) that on the date any Loan is disbursed hereunder no portion of such Bank’s Pro Rata Share of such Loan will constitute “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 as modified by Section 3(42) of ERISA, and (b) that following such date such Bank shall not allocate such Bank’s Pro Rata Share of any Loan to an account of such Bank if such allocation (i) by itself would cause such Pro Rata Share of such Loan to then constitute “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101 as modified by Section 3(42) of ERISA) and (ii) by itself would cause such Loan to constitute a prohibited transaction under ERISA or the Code (which is not exempt from the restrictions of Section 406 of ERISA and Section 4975 of the Code and the taxes and penalties imposed by Section 4975 of the Code and Section 502(i) of ERISA) or Administrative Agent or any Bank being deemed in violation of Section 404 of ERISA.
     Section 9.17 Bank Ceasing to be a Qualified Institutional Investor.
     (a) Each Bank agrees that it shall immediately provide notice to Administrative Agent and Prologis upon its receipt of knowledge that it will cease to be a Qualified Institutional Investor pursuant to the applicable laws of Japan.
     (b) In the event that during the Term any Bank ceases to be a Qualified Institutional Investor (such Bank, the “Non-QII Bank”), (i) the Non-QII Bank shall immediately provide notice thereof to Administrative Agent and Prologis (to the extent the Non-QII Bank has not already provided such notice pursuant to Section 9.17(a) above) and (ii) regardless of whether the Non-QII Bank has actually delivered any such notice to Administrative Agent and/or Prologis, Administrative Agent shall have the immediate right, and shall use best efforts, to cause the Non-QII Bank to assign to a Qualified Institution all of the Non-QII Bank’s rights and obligations under this Agreement, the Notes and the other Loan Documents in accordance with Section 9.6(c), subject to the terms and conditions of Section 9.6, as applicable.
     (c) In the event Administrative Agent is unable to cause the assignment of the Non-QII Bank’s rights and obligations under this Agreement, the Notes and the other Loan

Documents, and provided that the total amount of Commitments outstanding with respect all of the Banks other than the Non-QII Bank (such Banks, the “QII Banks”) exceeds the total outstanding Loans of the Non-QII Bank as of such date, each of the Borrowers shall be deemed to have made a Base Rate Borrowing for the amount of such outstanding Commitments necessary to pay in full the total outstanding Loans of the Non-QII Bank (and each of the Borrowers shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 and all other conditions to such Borrowing shall be deemed waived or satisfied) (unless any Bank has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn, in which event each of the Borrowers shall be deemed to have made a Yen LIBOR Borrowing with an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such Borrower shall be deemed to have elected an Interest Period of 30 days) for the amount of such outstanding Commitments necessary to pay in full the total outstanding Loans of the Non-QII Bank (and each of the Borrowers shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 and all other conditions to such Borrowing shall be deemed waived or satisfied)). Such Borrowings shall be used to pay the Non-QII Bank’s Loans in full. Upon payment in full of the Loans of the Non-QII Bank, the Non-QII Bank shall cease to be a Bank hereunder.
     (d) In the event Administrative Agent is unable to cause the assignment of the Non-QII Bank’s rights and obligations under this Agreement, the Notes and the other Loan Documents, and the total outstanding Loans of the Non-QII Bank exceed the total amount of Commitments outstanding with respect all of the QII Banks as of such date, each of the Borrowers shall be deemed to have made a Base Rate Borrowing for the total amount of such outstanding Commitments (and each of the Borrowers shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 and all other conditions to such Borrowing shall be deemed waived or satisfied) (unless any Bank has previously advised Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn, in which event each of the Borrowers shall be deemed to have made a Yen LIBOR Borrowing with an Interest Period of 7 days (provided if such Interest Period is not available from all Banks, such Borrower shall be deemed to have elected an Interest Period of 30 days) for the total amount of such outstanding Commitments (and each of the Borrowers shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 and all other conditions to such Borrowing shall be deemed waived or satisfied)). Such Borrowings shall be applied toward the payment of the Non-QII Bank’s Loans and Prologis shall pay the balance of the Non-QII Bank’s Loans to the extent Prologis has funds available. To the extent Prologis does not have funds available to pay the balance of the Non-QII Bank’s Loans, Administrative Agent and the Banks shall use reasonable efforts in accordance with applicable laws to reallocate among the Borrowers the remaining outstanding Loans of the Non-QII Bank in such a manner as to minimize the tax liability to the Loan Parties. Upon payment in full of the Loans of the Non-QII Bank, the Non-QII Bank shall cease to be a Bank hereunder.
     (e) Notwithstanding anything to the contrary contained herein, Prologis shall have the right at any time to pay in full the Loans of any Non-QII Bank.
     Section 9.18 USA Patriot Act. Each Bank hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the

Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Bank to identify each Loan Party in accordance with the Act.
     Section 9.19 OFAC List.
     (a) The Guarantors certify to Administrative Agent and each Bank that neither they nor any Borrower has been designated as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list (the “OFAC List”). Upon the request of Administrative Agent given at reasonable intervals, each Guarantor will update the foregoing information.
     (b) Each of Administrative Agent and each Bank certify to the Guarantors and each Borrower that it has not been designated as a “specially designated national and blocked person” on the OFAC list. Upon the request of any Guarantor or Borrower given at reasonable intervals, Administrative Agent or any Bank will update the foregoing information.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers outside of Japan as of the day and year first above written.
INITIAL BORROWER:

AMB JAPAN FINANCE Y.K.,
a Japan tokurei yugen kaisha
Sanno Park Tower
11-1 Nagatacho 2-chome
Chiyoda-ku, Tokyo
Michael Augustus Evans
Director

GUARANTORS:

PROLOGIS, L.P., (f/k/a AMB Property, L.P.), a Delaware limited partnership

By:	PROLOGIS, INC., (f/k/a AMB Property Corporation), a Maryland corporation and its sole general partner

By:	/s/ Phillip D. Joseph, Jr.
	Name:	Phillip D. Joseph, Jr.
	Title:	Senior Vice President

PROLOGIS, INC., (f/k/a AMB Property Corporation), a Maryland corporation

By:	/s/ Phillip D. Joseph, Jr.
	Name:	Phillip D. Joseph, Jr.
	Title:	Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent and a Bank
By:	/s/ William G. Karl
	Name:	William G. Karl
	Title:	General Manager

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Documentation Agent and a Bank

By:	/s/ Laurance Bressler
Name:	Laurance Bressler
Title:	Managing Director

THE BANK OF NOVA SCOTIA, as Documentation Agent and a Bank

By:	/s/ Hideo Mine
Name:	Hideo Mine
Title:	Senior Manager

MIZUHO CORPORATE BANK, LTD, as Documentation Agent and a Bank

By:	/s/ Yasuo Imaizumi
Name:	Yasuo Imaizumi
Title:	Deputy General Manager

CREDIT AGRICOLE CIB, as a Bank

By:	/s/ Kunihino Horiba
Name:	Kunihino Horiba
Title:	Managing Director

By:	/s/ Hiroyuki Ueno
Name:	Hiroyuki Ueno
Title:	Managing Director

ING BANK N.V., TOKYO BRANCH, as Managing Agent and a Bank

By:	/s/ Tomomichi Kageyama
Name:	Tomomichi Kageyama
Title:	Director

By:	/s/ Riko Kikuchi
Name:	Riko Kikuchi
Title:	Director

UNITED OVERSEAS BANK LIMITED, LOS ANGELES AGENCY, as a Bank

By:	/s/ Hoong Chen
Name:	Hoong Chen
Title:	Executive Director and General Manager

BANK OF CHINA LIMITED, TOKYO BRANCH, as Managing Agent and a Bank

By:	/s/ Lin Si
Name:	Lin Si
Title:	General Manager

SCHEDULE 1

Bank	Commitment (JPY)
Sumitomo Mitsui Banking Corporation	8,500,000,000
The Bank of Nova Scotia	5,500,000,000
Mizuho Corporate Bank, Ltd.	5,500,000,000
Bank of Tokyo-Mitsubishi UFJ, Ltd.	5,000,000,000
ING Bank N.V.	4,000,000,000
Bank of China Limited, Tokyo Branch	4,000,000,000
Credit Agricole CIB, Tokyo Branch	2,800,000,000
United Overseas Bank Limited, Los Angeles Agency	1,200,000,000

36,500,000,000